Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TORNIER N.V.,

TROOPER HOLDINGS INC.,

TROOPER MERGER SUB INC.,

and

WRIGHT MEDICAL GROUP, INC.

Dated October 27, 2014

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2

1.01	Definitions.	2
1.02	Other Definitional Provisions.	14

ARTICLE 2 THE MERGER		14

2.01	Shares of Merger Sub.	14
2.02	The Merger.	14
2.03	Closing.	15
2.04	Effective Time.	15
2.05	Effects of the Merger.	15
2.06	Certificate of Incorporation and Bylaws.	15
2.07	Directors and Officers of Surviving Corporation.	15
2.08	Treatment of Ranger Shares and Ranger Equity Awards.	16
2.09	Closing of Ranger Transfer Books.	17
2.10	Exchange Fund; Exchange of Certificates.	18
2.11	Withholding.	21
2.12	Interest; No Liability.	22
2.13	Adjustments to Prevent Dilution.	22
2.14	Alternative Structures.	22
2.15	Further Action.	22
2.16	Post-Merger Operations.	22

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF RANGER		23

3.01	Organization and Corporate Power.	23
3.02	Authorization; Valid and Binding Agreement.	23
3.03	Capital Stock.	23
3.04	Subsidiaries.	24
3.05	No Breach.	24
3.06	Consents, etc.	25
3.07	SEC Reports; Disclosure Controls and Procedures.	25
3.08	No Undisclosed Liabilities.	26
3.09	Absence of Certain Developments.	27
3.10	Title to Properties.	28
3.11	Tax Matters.	29
3.12	Contracts and Commitments.	30
3.13	Intellectual Property.	32
3.14	Litigation.	33
3.15	Insurance.	33
3.16	Employee Benefit Plans.	33
3.17	Compliance with Law; Permits.	35

i

3.18	Environmental Compliance and Conditions.	36
3.19	Employment and Labor Matters.	36
3.20	FDA and Regulatory Matters.	37
3.21	Brokerage.	39
3.22	Disclosure.	39
3.23	Board Approval; Vote Required.	40
3.24	Opinion.	40
3.25	No Other Representations and Warranties.	40

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF TROOPER, HOLDCO, MERGER SUB		41

4.01	Organization and Corporate Power.	41
4.02	Authorization; Valid and Binding Agreement.	41
4.03	Capital Stock.	42
4.04	Subsidiaries.	42
4.05	No Breach.	42
4.06	Consents, etc.	43
4.07	SEC Reports; Disclosure Controls and Procedures.	43
4.08	No Undisclosed Liabilities.	44
4.09	Absence of Certain Developments.	45
4.10	Title to Properties.	46
4.11	Tax Matters.	47
4.12	Contracts and Commitments.	48
4.13	Intellectual Property.	50
4.14	Litigation.	51
4.15	Insurance.	51
4.16	Employee Benefit Plans.	51
4.17	Compliance with Law; Permits.	53
4.18	Environmental Compliance and Conditions.	54
4.19	Employment and Labor Matters.	54
4.20	FDA and Regulatory Matters.	55
4.21	Brokerage.	57
4.22	Disclosure.	57
4.23	Board Approval; Vote Required.	58
4.24	Opinion.	58
4.25	Merger Sub.	58
4.26	Holdco.	58
4.27	No Other Representations and Warranties.	58

ARTICLE 5 COVENANTS RELATING TO CONDUCT OF BUSINESS		59

5.01	Covenants of Ranger.	59
5.02	Covenants of Trooper.	62

ARTICLE 6 ADDITIONAL COVENANTS OF THE PARTIES		66

6.01	Investigation.	66
6.02	Registration Statement and Proxy Statement for Shareholder Approval.	66
6.03	Shareholders’ Meetings.	67
6.04	Non-Solicitation.	68
6.05	Regulatory Approvals; Additional Agreements.	72
6.06	Termination of Ranger ESPP.	74
6.07	Employee and Labor Matters.	74
6.08	Indemnification of Officers and Directors.	76
6.09	Public Disclosure.	78
6.10	NASDAQ Listing of Additional Shares.	78
6.11	Takeover Laws.	78
6.12	Section 16.	78
6.13	Ticker Symbol.	79
6.14	Articles of Association.	79
6.15	Contingent Value Rights.	79
6.16	No Control of Other Party’s Business.	79

ARTICLE 7 CONDITIONS TO CLOSING		79

7.01	Conditions to All Parties’ Obligations.	79
7.02	Conditions to Trooper’s, Holdco’s and Merger Sub’s Obligations.	80
7.03	Conditions to Ranger’s Obligations.	81
7.04	Waiver of Conditions.	82

ARTICLE 8 TERMINATION		82

8.01	Termination.	82
8.02	Effect of Termination.	84
8.03	Termination Fees.	84

ARTICLE 9 MISCELLANEOUS		87

9.01	Expenses.	87
9.02	Amendment.	87
9.03	Waiver.	87
9.04	No Survival of Representations and Warranties.	88
9.05	Entire Agreement; Counterparts.	88
9.06	Applicable Law; Jurisdiction.	88
9.07	Waiver of Jury Trial.	89
9.08	Assignability.	89
9.09	No Third Party Beneficiaries.	89
9.10	Notices.	89
9.11	Severability.	90
9.12	Specific Performance.	91

Schedule 1 - Shareholder Delivering Voting and Support Agreement

Schedule 2.07 - Directors and Officers of Surviving Corporation

Schedule 2.16 - Trooper Directors and Officers after the Effective Time

Exhibit A - Articles of Association

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated October 27, 2014, by and among Tornier N.V., a Dutch public limited company (naamloze vennootschap) (“Trooper”), Trooper Holdings Inc., a Delaware corporation and a direct wholly-owned subsidiary of Trooper (“Holdco”), Trooper Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Trooper (“Merger Sub”), and Wright Medical Group, Inc., a Delaware corporation (“Ranger”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE 1 below.

WHEREAS, the Trooper Board and Ranger Board have determined that a “merger of equals” business combination between Trooper and Ranger presents an opportunity for their respective companies to achieve long-term financial and strategic benefits and accordingly have determined to effect a business combination upon the terms and conditions set forth in this Agreement;

WHEREAS, the Trooper Board and the Ranger Board propose to effect such “merger of equals” business combination pursuant to which Merger Sub will merge with and into Ranger, with Ranger surviving as an indirect wholly-owned subsidiary of Trooper, and pursuant to which each Ranger Share outstanding at the Effective Time will be converted into the right to receive Trooper Shares as more fully provided in this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement constitutes, and is adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code;

WHEREAS, the Ranger Board has determined that the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of Ranger Shareholders and, by resolutions duly adopted, has approved and adopted this Agreement and resolved to recommend that Ranger Shareholders adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger (the “Ranger Recommendation”);

WHEREAS, the Trooper Board has determined that this Agreement and the other transactions contemplated by this Agreement, pursuant to which the Trooper Shareholders would have a continuing equity interest in the combined businesses through the continued ownership of Trooper Shares, are in the best interests of Trooper and the Trooper Shareholders and the other stakeholders of Trooper and, by resolutions duly adopted, has approved and adopted this Agreement and the proposal to amend Trooper’s articles of association, effective as of the Effective Time, and resolved to recommend that the Trooper Shareholders (i) approve the issue of Trooper Shares in connection with the Merger pursuant to the existing designation of the Trooper Board to issue Trooper Shares; (ii) if and to the extent requested by Ranger, increase the number of Trooper Shares available for issuance pursuant to equity-based awards under the Trooper Plans; (iii) adopt the proposal of the Trooper Board to amend Trooper’s articles of association, including the name change contemplated thereby; (iv) appoint the nominees for the Trooper Board as set forth in Schedule 2.16; (v) approve this Agreement and the transactions contemplated hereby; and (vi) adopt any other resolution necessary to effect the transactions contemplated by this Agreement (collectively, the “Trooper Recommendation”);

WHEREAS, the Holdco Board and Merger Sub Board, by resolutions duly adopted, have approved and adopted this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Ranger’s willingness to enter into this Agreement, a shareholder of Trooper has executed and delivered a Voting and Support Agreement.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.04(a).

“Acquisition Proposal” shall mean any proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions involving the (i) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning twenty percent (20%) or more of any class of equity securities of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

“Action” means any pending or threatened claim, demand, notice, action, suit, arbitration, proceeding or investigation.

“Activities” has the meaning set forth in Section 6.01(a).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Association” means the articles of association of Trooper as amended and restated so as to read as set forth in Exhibit A.

“Book-Entry Share” has the meaning set forth in Section 2.09.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are closed in New York, New York, United States or Amsterdam, the Netherlands.

“Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain confidentiality agreement between the parties dated as of September 22, 2014.

“Contingent Value Rights” means the contingent value rights issued by Ranger as of March 1, 2013, and which are listed on the NASDAQ Stock Market LLC.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Convertible Notes” means the outstanding 2.00% Cash Convertible Senior Notes due 2017 of Ranger.

“D&O Insurance” has the meaning set forth in Section 6.08(c).

“Defaulting Party” has the meaning set forth in Section 8.03(f).

“DGCL” means the Delaware General Corporation Law.

“Effective Time” has the meaning set forth in Section 2.04.

“Employees” has the meaning set forth in Section 6.07(a).

“Environmental Laws” means all applicable federal, state, provincial, municipal, local and foreign Laws, statutes, regulations, ordinances and bylaws that have the force or effect of law, and all judicial and administrative orders and determinations that are binding upon Ranger or Trooper, as applicable, and all policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date, and all authorizations, licenses and permits issued or required to be issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor federal statute thereto and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has been, under common control, or treated as a single employer, with Ranger or Trooper, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agency Agreement” has the meaning set forth in Section 2.10(a).

“Escrow and Exchange Agent” has the meaning set forth in Section 2.10(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.10(c)(ii).

“Exchange Ratio” has the meaning set forth in Section 2.08(a)(ii).

“Excluded Shares” has the meaning set forth in Section 2.08(a)(i).

“Expenses” has the meaning set forth in Section 8.03(e).

“FDA” means the U.S. Food and Drug Administration.

“FDA Fraud Policy” means the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto.

“Forum” has the meaning set forth in Section 9.06(b).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with Ranger’s or Trooper’s past practice, as applicable.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other government or quasi-governmental authority or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substance” means petroleum or any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined, designated or otherwise determined to be dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.

“Healthcare Laws” means, to the extent related to the conduct of Trooper’s business or Ranger’s business, as applicable, as of the date hereof, the Food, Drug, and Cosmetic Act, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h), all regulations or guidance promulgated pursuant to such Laws, and any other federal or state Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling or marketing of medical device products, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care products or services.

“Holdco” has the meaning set forth in the Preamble.

“Holdco Board” means the board of directors of Holdco.

“Holdco Note” has the meaning set forth in Section 2.10(b)(i).

“Holdco Shares” has the meaning set forth in Section 2.10(b)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business); (c) all obligations of such

Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under Capital Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided that if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Parties” has the meaning set forth in Section 6.08(a).

“Intellectual Property” means all intellectual property and industrial rights including those arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights, (iv) trade secrets and (v) all other intellectual property rights arising from or relating to Technology.

“Intervening Event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of the Ranger Board or the Trooper Board after the date of this Agreement to the extent that such event, development or change in circumstances (i) was neither known by Ranger or any of its Representatives or Trooper or any of its Representatives, as applicable, nor reasonably foreseen by such party as of or prior to the date of this Agreement and (ii) does not relate to an Acquisition Proposal; provided, however, that in no event shall the changes in the market price or trading volume of Ranger Shares or Trooper Shares or the fact that a party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period be an Intervening Event; provided, however, that the underlying causes of such change or fact shall not be excluded by the preceding proviso.

“Joint Proxy Statement” has the meaning set forth in Section 6.02.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, Permit, rule, regulation, guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including any Environmental Law.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

“Material Adverse Effect” means any material adverse change, effect, event, circumstance, occurrence, state of facts or development, financial condition or results of operations of a party and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from (i) general business or economic conditions affecting the industry in which such party operates, to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (ii) any natural disaster, or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (iv) changes in GAAP; (v) changes in Laws, rules, regulations, orders, or other binding directives issued by any Governmental Body; (vi) the taking of any action explicitly contemplated hereby or the other agreements contemplated hereby; (vii) the announcement of this Agreement; (viii) any adverse change in or effect on the business of the party that is cured by or on behalf of the party before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to ARTICLE 8.

“Measurement Date” has the meaning set forth in Section 3.03(a).

“Merger” has the meaning set forth in Section 2.02.

“Merger Consideration” has the meaning set forth in Section 2.08(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” means the board of directors of Merger Sub.

“NASDAQ” means the NASDAQ Global Select Market.

“New Plans” has the meaning set forth in Section 6.07(b).

“Non-Defaulting Party” has the meaning set forth in Section 8.03(f).

“Non-U.S. Plan” means each Plan that is subject to the Laws of a jurisdiction other than the U.S. (whether or not U.S. Law also applies).

“Old Plans” has the meaning set forth in Section 6.07(b).

“Organizational Documents” means the certificate of incorporation, articles of incorporation, articles of association, bylaws or other charter documents of a company.

“Permits” means all approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Bodies and all other Persons.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are established in the financial statements in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the leased Ranger Real Property or leased Trooper Real Property, as appropriate, which are not violated by the current use and operation of the leased Ranger Real Property or leased Trooper Real Property, as appropriate, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased Ranger Real Property or leased Trooper Real Property, as appropriate, which do not materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with Ranger’s business or Trooper’s business, as appropriate, (v) Liens arising under workers’ compensation, unemployment insurance and social security, (vi) purchase money liens and liens securing rental payments under Capital Leases, and (vii) those matters identified on the attached Permitted Liens Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation and benefit plan, policy, program, arrangement, agreement or payroll practice, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more Persons, including, without limitation, any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, consulting, change in control, bonus, incentive, deferred compensation, pension, supplemental retirement, employee loan, health, dental, vision, workers’ compensation, collective bargaining, disability, life insurance, death benefit, welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance, fringe benefit or other material benefit plan, policy, program, arrangement, agreement or payroll practice.

“Pre-Closing Period” has the meaning set forth in Section 5.01(a).

“Products” means any product that Ranger or Trooper, as applicable, has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by Ranger or Trooper, as applicable.

“Prohibited Payment” has the meaning set forth in Section 3.17(b).

“Ranger” has the meaning set forth in the Preamble.

“Ranger Adverse Recommendation Change” has the meaning set forth in Section 6.04(b).

“Ranger Balance Sheet” means that audited consolidated balance sheet of Ranger and its consolidated Subsidiaries as of December 31, 2013, set forth in Ranger’s Annual Report on Form 10-K filed with the SEC on February 27, 2014.

“Ranger Balance Sheet Date” means December 31, 2013.

“Ranger Board” means the board of directors of Ranger.

“Ranger Disclosure Letter” has the meaning set forth in ARTICLE 3.

“Ranger Employees” has the meaning set forth in Section 6.07(a).

“Ranger Equity Plan” means either Ranger’s Fifth Amended and Restated 1999 Equity Incentive Plan or Ranger’s Second Amended and Restated Equity Incentive Plan.

“Ranger ESPP” means Ranger’s Amended and Restated 2002 Employee Stock Purchase Plan, as amended.

“Ranger ESPP Purchase Rights” means rights to acquire Ranger Shares under the Ranger ESPP.

“Ranger Intellectual Property” has the meaning set forth in Section 3.13(a).

“Ranger Licenses” has the meaning set forth in Section 3.20(b)

“Ranger Material Contract” has the meaning set forth in Section 3.12(c).

“Ranger Notice of Change” has the meaning set forth in Section 6.04(c).

“Ranger Option” means each option to acquire Ranger Shares granted under a Ranger Equity Plan or pursuant to a stand-alone stock option agreement.

“Ranger Plan” means each Plan that Ranger or any of its Subsidiaries maintains, contributes to, is obligated to contribute to for the benefit of any current or former employee, officer, independent contractor or director of Ranger or with respect to which Ranger or any of its Subsidiaries has or may have any Liability; provided, however, that Ranger Plan shall not include any plan, policy, program, arrangement or agreement in jurisdictions other than the U.S. solely to the extent the benefits provided thereunder are required to be provided by statute.

“Ranger Real Property” has the meaning set forth in Section 3.10(b).

“Ranger Recommendation” has the meaning set forth in the Recitals.

“Ranger Restricted Share” means each restricted Ranger Share issued under a Ranger Equity Plan.

“Ranger RSU” means each restricted stock unit granted under a Ranger Equity Plan.

“Ranger SEC Documents” has the meaning set forth in Section 3.07(a).

“Ranger Share” means a share of common stock of Ranger, $0.01 par value per share.

“Ranger Share Certificate” has the meaning set forth in Section 2.09.

“Ranger Shareholder Approval” means the approval of the required percentage of Ranger Shares to approve the adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger.

“Ranger Shareholders” means all holders of Ranger Shares.

“Ranger Shareholders’ Meeting” has the meaning set forth in Section 6.03(a).

“Ranger Shares Trust” has the meaning set forth in Section 2.10(e)(i).

“Registration Statement” has the meaning set forth in Section 6.02.

“Representative” means the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.

“Restraint” has the meaning set forth in Section 6.05(e).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“SOX” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” means, with respect to a party hereto, any written Acquisition Proposal with respect to such party made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) fifty percent (50%) or more of the assets of such party and its Subsidiaries, taken as a whole, or (B) fifty percent (50%) or more of the equity securities of such party, in each case on terms which a majority of the board of directors of such party determines in good faith (after consultation with such party’s financial advisors and outside legal counsel and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable to such party and its shareholders (in their capacity as shareholders) as compared to the transactions contemplated by this Agreement and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party hereto pursuant to Section 6.04.

“Surviving Corporation” has the meaning set forth in Section 2.02.

“Surviving Corporation Shares” has the meaning set forth in Section 2.10(c)(i).

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction,” or “business combination” statute or regulation or other similar antitakeover laws of a state or any other Governmental Body.

“Tax” or “Taxes” means (i) any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including all information returns relating to Taxes of third parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.

“Technology” means, collectively, all software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Termination Date” has the meaning set forth in Section 8.01(d)(ii).

“Termination Fee” has the meaning set forth in Section 8.03(e).

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Trooper” has the meaning set forth in the Preamble.

“Trooper Adverse Recommendation Change” has the meaning set forth in Section 6.04(e).

“Trooper Balance Sheet” means that audited consolidated balance sheet of Trooper and its consolidated Subsidiaries as of December 29, 2013, set forth in Trooper’s Annual Report on Form 10-K filed with the SEC on February 21, 2014.

“Trooper Balance Sheet Date” means December 29, 2013.

“Trooper Board” means the board of directors of Trooper.

“Trooper Disclosure Letter” has the meaning set forth in ARTICLE 4.

“Trooper Employees” has the meaning set forth in Section 6.07(a).

“Trooper Equity Plan” means either Trooper’s Amended and Restated 2010 Incentive Plan or Trooper’s Amended and Restated Stock Option Plan.

“Trooper ESPP” means Trooper’s 2010 Employee Stock Purchase Plan, as amended.

“Trooper ESPP Purchase Rights” means rights to acquire Trooper Shares under the Trooper ESPP.

“Trooper Excess Shares” has the meaning set forth in Section 2.10(e).

“Trooper Intellectual Property” has the meaning set forth in Section 4.13(a).

“Trooper Licenses” has the meaning set forth in Section 4.20(b).

“Trooper Material Contract” has the meaning set forth in Section 4.12(c).

“Trooper Notice of Change” has the meaning set forth in Section 6.04(f).

“Trooper Option” means each option to acquire Trooper Shares granted under a Trooper Equity Plan or pursuant to a stand-alone stock option agreement.

“Trooper Plan” means each Plan that Trooper or any of its Subsidiaries maintains, contributes to, is obligated to contribute to for the benefit of any current or former employee, officer, independent contractor or director of Trooper or with respect to which Trooper or any of its Subsidiaries has or may have any Liability; provided, however, that Trooper Plan shall not include any plan, policy, program, arrangement or agreement in jurisdictions other than the U.S. solely to the extent the benefits provided thereunder are required to be provided by statute.

“Trooper Real Property” has the meaning set forth in Section 4.10(b).

“Trooper Recommendation” has the meaning set forth in the Recitals.

“Trooper RSU” means each restricted stock unit granted under a Trooper Equity Plan.

“Trooper SEC Documents” has the meaning set forth in Section 4.07(a).

“Trooper Shareholder” means a holder of Trooper Shares.

“Trooper Shareholder Approval” means the approval of the required percentage of Trooper Shares in accordance with article 23, section 2 of Trooper’s articles of association to (i) issue Trooper Shares in connection with the Merger pursuant to the existing designation of the Trooper Board to issue Trooper Shares, (ii) adopt the proposal of the Trooper Board to amend Trooper’s articles of association, including the name change contemplated thereby, (iii) appoint the nominees for the Trooper Board as set forth in Schedule 2.16, (iv) approve this Agreement and the transactions contemplated hereby and (v) adopt any other resolution necessary to effect the transaction contemplated by this Agreement.

“Trooper Shareholders’ Meeting” has the meaning set forth in Section 6.03(b).

“Trooper Shares” means the ordinary shares of Trooper, par value EUR 0.03 per share.

“U.S.” means the United States of America.

“Voting and Support Agreement” means that certain Voting and Support Agreement, dated as of the date hereof, by and between Ranger and TMG Holdings Coöperatief U.A.

“WARN” has the meaning set forth in Section 3.19.

1.02 Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b) Exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “$” and “dollars” shall be deemed to refer to United States currency unless otherwise specifically provided.

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

ARTICLE 2

THE MERGER

2.01 Shares of Merger Sub. Merger Sub is a corporation incorporated under the laws of Delaware and is a constituent company in the Merger. Trooper beneficially owns (indirectly) 100% of the outstanding capital stock of Merger Sub.

2.02 The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the DGCL, at the Effective Time: Merger Sub shall be merged with and into

Ranger (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease, and Ranger shall continue as the surviving corporation (the “Surviving Corporation”). The Surviving Corporation shall continue to exist under the laws of the State of Delaware, with all its rights, privileges, immunities, powers and franchises, unaffected by the Merger except as set forth in this ARTICLE 2. After the Merger, but subject to Section 2.10(b), the Surviving Corporation shall be an indirect wholly-owned subsidiary of Trooper.

2.03 Closing. The closing of the Merger shall take place at a date and time to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE 7 (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (such date the “Closing Date”), at Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts, unless another date or place is mutually agreed upon in writing by the parties hereto.

2.04 Effective Time. Subject to the provisions of this Agreement, at the closing, the parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Trooper and Ranger in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to as the “Effective Time”).

2.05 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.06 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of Ranger shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law; provided, however, that Article I thereof shall read as follows: “The name of the Corporation is Wright Medical Group, Inc.” The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

2.07 Directors and Officers of Surviving Corporation. From and after the Effective Time, the persons listed on Schedule 2.07 shall be the initial directors and executive officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.08 Treatment of Ranger Shares and Ranger Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Trooper, Merger Sub, Ranger or any holder of shares thereof:

(i) each Ranger Share held as of the Effective Time by Trooper, Merger Sub, any direct or indirect wholly-owned Subsidiary of Ranger or Trooper or by Ranger as treasury shares (collectively, the “Excluded Shares”), shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 2.08(b), Section 2.08(d) and Section 2.13, each Ranger Share outstanding immediately prior to the Effective Time, including shares outstanding pursuant to Section 2.08(b)(i) below (other than the Excluded Shares) shall be canceled and converted into the right to receive 1.0309 fully paid and nonassessable Trooper Shares (such ratio, as such number may be adjusted in accordance with this ARTICLE 2, the “Exchange Ratio”).

The aggregate number of Trooper Shares issuable pursuant to Section 2.08(a)(ii) and Section 2.08(b)(ii) is referred to as the “Merger Consideration.”

(b) As of immediately prior to the Effective Time and subject to Section 2.13:

(i) each Ranger Restricted Share award that is then outstanding shall automatically become fully vested and free of any forfeiture restrictions, and, at the Effective Time, shall be converted pursuant to Section 2.08(a)(ii);

(ii) each Ranger RSU award that is then outstanding shall automatically become fully vested and free of any forfeiture restrictions, and, at the Effective Time, shall, without any action on the part of Ranger, Trooper or the holder of the Ranger RSUs, be cancelled, extinguished and converted into the right to receive that number of Trooper Shares that is equal to the product of (A) the total number of Ranger Shares underlying the award of Ranger RSUs immediately prior to the Effective Time and (B) the Exchange Ratio. Such Ranger RSUs shall be treated as Ranger Shares for purposes of, and such Trooper Shares received in conversion therefor shall be delivered in accordance with, Section 2.10. As of the Effective Time, all Ranger RSUs shall no longer be outstanding and shall automatically cease to exist, and each holder of a Ranger RSU shall cease to have any rights with respect thereto, except the right to receive the consideration payable in accordance with this Section 2.08(b)(ii);

(iii) each Ranger Option that is then outstanding shall be (or, to the extent it is unvested, shall automatically become) fully vested and shall, without any action on the part of Ranger, Trooper or the holder of the Ranger Option, be exchanged for an option to acquire, on the same terms and conditions as were applicable to such Ranger Option prior to the Merger (after giving effect to the acceleration of vesting as a result of the transactions contemplated by this Agreement), that number of Trooper Shares that is equal to the product of (A) the number of Ranger Shares subject to the Ranger Option and (B) the Exchange Ratio, rounded down to the nearest whole number of Trooper Shares, at an exercise price per share of Trooper Shares equal to the quotient obtained by dividing (x) the per share exercise price of the Ranger Option by (y) the Exchange Ratio, rounded up to the nearest whole cent. To the extent that Section 409A or Section 421(a) of the Code applies to any such Ranger Option, the foregoing adjustment will be subject to such modifications, if any, as are required to cause the substitution contemplated by this Section 2.08(b)(iii) to be made in a manner consistent with Section 409A or Section 421(a) of the Code, as applicable; and

(iv) the parties shall take all actions that Ranger determines are necessary or desirable to effectuate the provisions of this Section 2.08(b), including obtaining board or committee consents or adopting or assuming a Ranger Equity Plan by Trooper. Trooper shall provide Ranger, and Ranger shall provide Trooper, with drafts of, and a reasonable opportunity to comment upon, all resolutions, option agreements and other written actions as may be required to effectuate the provisions of this Section 2.08(b).

(c) No fractional Trooper Shares shall be issued in connection with the Merger, no dividends or distributions of Trooper shall relate to such fractional share interests, no certificates for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a Trooper Shareholder. Any Ranger Shareholder who would otherwise be entitled to receive a fraction of a Trooper Share pursuant to the Merger (after taking into account all Ranger Shares held immediately prior to the Effective Time by such holder) shall, in lieu of such fraction of a share and upon surrender of such Ranger Share Certificate or Book-Entry Shares, be paid in cash the dollar amount determined in accordance with Section 2.10(e). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Trooper Shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Trooper that would otherwise be caused by the issuance of fractional Trooper Shares.

(d) All calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001).

(e) At the Effective Time, by virtue of the Merger and without any action on the part of Trooper, Holdco, Merger Sub, Ranger or any holder of shares thereof, all shares of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding share of common stock of the Surviving Corporation, which share shall be held by Holdco.

(f) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to Ranger Shareholders in connection with the Merger.

2.09 Closing of Ranger Transfer Books. At the Effective Time (i) (A) each certificate formerly representing any Ranger Share (other than an Excluded Share) (“Ranger Share Certificate”) and (B) each uncertificated Ranger Share (“Book-Entry Share”) formerly representing any Ranger Share (other than an Excluded Share) shall cease to be outstanding and (other than any Excluded Shares) shall represent only the right to receive Trooper Shares (and cash in lieu of any fractional Trooper Shares) as contemplated by Section 2.08 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.13 and all holders of Ranger Share Certificates or Book-Entry Shares shall cease to have any rights as shareholders of Ranger; and (ii) the stock transfer books of Ranger shall be closed with respect to all Ranger Shares outstanding immediately prior to the Effective Time. No further transfer of any such Ranger Shares shall be made on such stock transfer books after the Effective Time. If after the Effective Time, a valid certificate previously representing any Ranger Shares is presented to the Escrow and Exchange Agent, to the Surviving Corporation or to Trooper, such Ranger Share Certificate shall be cancelled and shall be exchanged as provided in this ARTICLE 2.

2.10 Exchange Fund; Exchange of Certificates.

(a) Prior to the Closing Date, Trooper and Ranger shall mutually select a bank or trust company, which may be the transfer agent for the Trooper Shares, to act as escrow and exchange agent in the Merger (the “Escrow and Exchange Agent”), and, not later than the Effective Time, Trooper shall enter into an agreement with such bank or trust company, which agreement shall be reasonably acceptable to Ranger (the “Escrow Agency Agreement”).

(b) Upon the terms and subject to the conditions of this Agreement and the Escrow Agency Agreement, as soon as possible on the Closing Date after the Effective Time:

(i) In order to facilitate the payment of the Merger Consideration to the former Ranger Shareholders, Holdco shall issue to the Escrow and Exchange Agent (1) a promissory note receivable on Holdco (the terms and conditions, including principal amount, for which to be mutually agreed upon by the parties prior to the Closing Date) (the “Holdco Note”) and (2) all of the issued and outstanding shares of common stock, par value $0.01 per share, of Holdco (the “Holdco Shares”), which Holdco Note and Holdco Shares shall have an aggregate value equal to the aggregate value of the Ranger Shares outstanding immediately prior to the Effective Time, including shares outstanding pursuant to Section 2.08(b)(i) (other than Excluded Shares). The Escrow and Exchange Agent shall receive the Holdco Note and the Holdco Shares to facilitate the payment of the Merger Consideration. The holding of the Holdco Note and Holdco Shares by the Escrow and Exchange Agent is for the indirect benefit of the former Ranger Shareholders in that the holding of the Holdco Note and Holdco Shares will be for the purposes of paying up the Trooper Shares to be issued as Merger Consideration to the former Ranger Shareholders.

(ii) In accordance with provisions of Section 2:94b of the Dutch Civil Code, the Escrow and Exchange Agent shall contribute the Holdco Note and Holdco Shares that were issued to the Escrow and Exchange Agent to Trooper as a contribution in kind (inbreng op aandelen anders dan in geld) to pay up the Trooper Shares to be issued as Merger Consideration.

(iii) In accordance with provisions of Section 2:94b of the Dutch Civil Code and in consideration of the contribution pursuant to Section 2.10(b)(ii), Trooper shall issue and deliver, at the Effective Time to the Escrow and Exchange Agent solely for the account and benefit of the former Ranger Shareholders, the maximum number of Trooper Shares that have become issuable pursuant to Section 2.08(a)(ii) for delivery to the Merger Consideration recipients entitled thereto (such Trooper Shares being the “Exchange Fund”).

At the Effective Time, the obligations of Trooper, Holdco and the Escrow and Exchange Agent under this Section 2.10(b) shall be unconditional.

(c) At the Effective Time and without any action on the part of any holder, all Book-Entry Shares shall be deemed surrendered to the Escrow and Exchange Agent and Trooper shall cause the Escrow and Exchange Agent to (i) deliver to each holder of Book-Entry Shares that number of uncertificated whole Trooper Shares that the holder is entitled to receive pursuant to this ARTICLE 2 and cancel such Book-Entry Shares and (ii) mail to each holder of Book-Entry Shares a check in the amount of any cash payable in respect of such holder Book-Entry Shares pursuant to Section 2.10(e).

(d) Trooper shall cause the Escrow and Exchange Agent to mail to the record holders of Ranger Share Certificates (i) a letter of transmittal in customary form and containing such provisions as Trooper and Ranger may reasonably specify (including a provision confirming that delivery of Ranger Share Certificates shall be effected, and risk of loss and title to the Ranger Shares shall pass, only upon delivery of such Ranger Share Certificates to the Escrow and Exchange Agent) and (ii) instructions for use in effecting the surrender of the Ranger Share Certificates in exchange for the Trooper Shares, as provided in Section 2.08(a). Upon surrender of a Ranger Share Certificate to the Escrow and Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Escrow and Exchange Agent or Trooper, (A) the holder of such Ranger Share Certificate shall be entitled to receive in exchange a certificate or evidence of shares in book entry form representing the number of whole Trooper Shares that such holder has the right to receive pursuant to the provisions of Section 2.08(a) (and cash in lieu of any fractional Trooper Shares pursuant to Section 2.10(e)) and (B) the Ranger Share Certificate so surrendered shall immediately be canceled. Until surrendered as contemplated by this Section 2.10(d), each Ranger Share Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Trooper Shares (and cash in lieu of any fractional Trooper Shares pursuant to Section 2.10(e)) as contemplated by this ARTICLE 2 and any distribution or dividend with respect to Trooper Shares, the record date for which is after the Effective Time. In the event of a transfer of ownership of Ranger Shares that is not registered in the transfer records of Ranger, a certificate or evidence of shares in book-entry form representing the proper number of Trooper Shares may be issued to a Person other than the Person in whose name the Ranger Share Certificate so surrendered is registered if such Ranger Share Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such issuances shall pay any transfer or other Taxes required by reason of the issuance of the Trooper Shares to a person other than the registered holder of such Ranger Shares or establish to the satisfaction of Trooper that such Taxes have been paid or are not applicable. If any Ranger Share Certificate shall have been lost, stolen or destroyed, Trooper may, in its discretion and as a condition precedent to the issuance of any certificate or evidence of shares in book-entry form representing Trooper Shares, require the owner of such lost, stolen or destroyed Ranger Share Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Trooper may reasonably direct) as indemnity against any claim that may be made against the Escrow and Exchange Agent, Trooper, Holdco, or the Surviving Corporation with respect to such Ranger Share Certificate.

(e) As promptly as practicable following the Effective Time, the Escrow and Exchange Agent shall determine the excess of (A) the number of whole Trooper Shares issued and delivered to the Escrow and Exchange Agent pursuant to Section 2.10(b) representing the Merger Consideration over (B) the aggregate number of whole Trooper Shares to be distributed to former holders of Ranger Shares pursuant to Section 2.08(a) and Section 2.08(b)(ii) (determined before taking into account any Trooper Shares withheld under Section 2.11) (such excess, the “Trooper Excess Shares”). Following the Effective Time, the Escrow and Exchange Agent shall, on behalf of former shareholders of Ranger, sell the Trooper Excess Shares at then prevailing prices on the NASDAQ, all in the manner provided in Section 2.10(e)(i).

(i) The sale of the Trooper Excess Shares by the Escrow and Exchange Agent shall be executed on the NASDAQ through one or more member firms of the NASDAQ and shall be executed in round lots to the extent practicable. The Escrow and Exchange Agent shall use commercially reasonable efforts to complete the sale of the Trooper Excess Shares as promptly following the Effective Time as is practicable, consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Ranger Share Certificates and Book-Entry Shares formerly representing Ranger Shares, the Escrow and Exchange Agent shall hold such proceeds in trust for holders of Ranger Shares (the “Ranger Shares Trust”). Trooper shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Escrow and Exchange Agent incurred in connection with such sale of Trooper Excess Shares. The Escrow and Exchange Agent shall determine the portion of the Ranger Shares Trust to which each former Ranger Shareholder is entitled, if any, by multiplying that amount of the aggregate net proceeds composing the Ranger Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former Ranger Shareholder is entitled (after taking into account all Ranger Shares held as of immediately prior to the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Ranger Shares are entitled.

(ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Ranger Share Certificates and Book-Entry Shares formerly representing Ranger Shares with respect to any fractional share interest, the Escrow and Exchange Agent shall make available such amounts to such holders of Ranger Share Certificates and Book-Entry Shares, subject to and in accordance with the terms of this Section 2.10.

(f) All Trooper Shares to be issued and delivered to the Escrow and Exchange Agent pursuant to this Section 2.10 shall be deemed issued and outstanding as of the Effective

Time, and whenever a dividend or other distribution is declared by Trooper in respect of Trooper Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Trooper Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made with respect to the Trooper Shares with a record date after the Effective Time shall be paid to the holder of an unsurrendered Ranger Share Certificate with respect to the Trooper Shares that such holder has the right to receive pursuant to the Merger until such holder surrenders such Ranger Share Certificate in accordance with this Section 2.10. All such dividends and other distributions shall be paid by Trooper to the Escrow and Exchange Agent after deduction of any applicable Taxes and shall be included in the Exchange Fund, in each case until the surrender of such Ranger Share Certificate in accordance with this Section 2.10. Subject to the effect of applicable Laws, following surrender of any such Ranger Share Certificate there shall be paid to the recordholder thereof, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such Trooper Shares and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such Trooper Shares with a record date after the Effective Time but with a payment date subsequent to surrender.

(g) Any portion of the Exchange Fund that remains undistributed to holders of Ranger Share Certificates as of the date one (1) year after the Closing Date shall be delivered to Trooper upon demand, and any holders of Ranger Share Certificates who have not theretofore surrendered their Ranger Share Certificates to the Escrow and Exchange Agent in accordance with this Section 2.10(g), as well as any holders of Book-Entry Shares who have not theretofore cashed any check payable to them in accordance with Section 2.10(e), shall thereafter look only to Trooper for satisfaction of their claims for Trooper Shares, cash in lieu of fractional Trooper Shares and any dividends or distributions with respect to Trooper Shares, subject to applicable abandoned property law, escheat law or similar Law.

(h) Neither Trooper, Holdco, nor the Surviving Corporation shall be liable to any current or former Ranger Shareholder or to any other Person with respect to any Trooper Shares (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law. If any Ranger Share Certificate shall not have been surrendered prior to five (5) years after the Closing Date (or immediately prior to such earlier date on which any Trooper Shares or any dividends or other distributions payable to the holder of such Ranger Share Certificate would otherwise escheat to or become the property of any Governmental Body), any Trooper Shares issuable upon the surrender of, or any dividends or other distributions in respect of, such Ranger Share Certificate shall, to the extent permitted by applicable Law, become the property of Trooper, free and clear of all claims or interest of any Person previously entitled thereto.

2.11 Withholding. Each of Ranger, Trooper, Merger Sub and the Surviving Corporation (as applicable) shall be entitled to deduct or withhold such amounts as it determines, in its sole discretion, are necessary to cover all required withholdings from the amounts payable (including Trooper Shares deliverable) under this Agreement in accordance with the Code and any other applicable Law, and the Escrow and Exchange Agent shall be entitled to so deduct or withhold to the extent it is entitled as set forth in the general instructions in the letter of transmittal. Any such withheld or deducted amount shall be timely paid over to the appropriate Governmental Body and treated as though such amount had been paid to the Person in respect of whom such withholding was required.

2.12 Interest; No Liability. All payments made pursuant to this ARTICLE 2 shall be without interest. Neither Trooper, Holdco, Merger Sub nor the Surviving Corporation shall be liable to any Person in respect of any cash or securities delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law.

2.13 Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that Ranger changes the number of Ranger Shares issued and outstanding prior to the Effective Time or Trooper changes the number of Trooper Shares issued and outstanding prior to the Effective Time, in either case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement, including the Exchange Ratio, shall be equitably adjusted to reflect such change.

2.14 Alternative Structures. In the event of a change in Tax Law, the parties agree to reasonably cooperate in the consideration and implementation of alternative structures to effect the business combination contemplated by this Agreement, as long as any such alternative structure does not cause any condition set forth in ARTICLE 6 to not be capable of being, or not reasonably likely to be, satisfied on or before the Termination Date.

2.15 Further Action. If, at any time after the Effective Time, any further action is determined by Trooper or Ranger to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to rights and property of Merger Sub and Ranger, the officers and directors of Trooper shall be further authorized to take such action. Trooper and the Surviving Corporation also shall take such further actions as may be necessary or desirable to ensure that the Escrow and Exchange Agent sends out the letters of transmittal to Ranger Shareholders and issues certificates or evidence of shares in book-entry form representing Trooper Shares to such shareholders in accordance with Section 2.10.

2.16 Post-Merger Operations. The Trooper Board shall take all necessary corporate action, to the extent within its power and authority, to cause the following to occur as of the Effective Time: (i) the directors constituting the Trooper Board shall be as set forth in Schedule 2.16 and duly nominated by the Trooper Board prior to the Effective Time, subject to such individuals’ ability and willingness to serve, and (ii) the non-executive chairman of the Trooper Board shall be designated in accordance with the provisions of Schedule 2.16 hereto, subject to such individual’s ability and willingness to serve. In the event any designee identified on Schedule 2.16 becomes unable or unwilling to serve as of the Effective Time as a director on the Trooper Board or as chairman thereof, a replacement for such designee shall be determined in accordance with the provisions of Schedule 2.16 hereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF RANGER

Except as disclosed in (a) the Ranger SEC Documents furnished or filed prior to the date hereof (excluding any disclosures relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by Ranger to Trooper prior to the execution and delivery of this Agreement (the “Ranger Disclosure Letter”), Ranger represents and warrants to Trooper as follows:

3.01 Organization and Corporate Power. Ranger is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of Ranger is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Each of Ranger and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and permits would not have a Ranger Material Adverse Effect. Each of Ranger and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Ranger Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of Ranger, as in effect as of the date hereof, have been heretofore made available to Trooper.

3.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other agreement, document, instrument or certificate contemplated hereby by Ranger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Ranger, and, subject to obtaining the Ranger Shareholder Approval, no other proceedings on Ranger’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Trooper, Holdco and Merger Sub, this Agreement constitutes a valid and binding obligation of Ranger, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03 Capital Stock.

(a) The authorized capital stock of Ranger consists of 100,000,000 Ranger Shares and 5,000,000 shares of preferred stock, $0.01 par value per share, of which, as of October 21, 2014 (the “Measurement Date”), 51,060,849 Ranger Shares and 0 shares of preferred stock were issued and outstanding.

(b) Section 3.03(b) of the Ranger Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding Ranger Shares, Ranger Options, Ranger Restricted Shares, Ranger RSUs, Ranger ESPP Purchase Rights (assuming that all participants in Ranger ESPP as of the date hereof were to continue to participate through the next regularly scheduled exercise date under Ranger ESPP) and Convertible Notes, including, with respect to each Ranger Option, Ranger RSU award and Ranger ESPP Purchase Right, the number of Ranger Shares issuable thereunder or with respect thereto, the holder thereof and the exercise price (if any), and Ranger has granted no other such awards since the Measurement Date and prior to the date of this Agreement.

(c) All of the outstanding Ranger Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Ranger Shares were issued in compliance with all applicable Laws concerning the issuance of securities. Ranger does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Ranger. There are no outstanding (i) shares of capital stock or other equity interests or voting securities of Ranger, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Ranger, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Ranger to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Ranger, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Ranger or (v) bonds, debentures, notes or other indebtedness of Ranger having the right to vote on any matters on which shareholders of Ranger may vote.

(d) All of the Ranger Shares issuable upon exercise of underlying warrants executed in connection with the issuance of Convertible Notes have been duly authorized by all necessary corporate action and were issued in accordance with the terms of the applicable Plans, indenture, and applicable Laws.

(e) All of the outstanding Convertible Notes have been duly authorized by all necessary corporate action and were issued in accordance with the terms of the applicable indenture, as supplemented and applicable Laws.

(f) All of the outstanding Ranger Options, Ranger Restricted Shares, Ranger RSUs and Ranger ESPP Purchase Rights have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

3.04 Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of each of Ranger’s Subsidiaries are owned of record and beneficially, directly or indirectly, by Ranger free and clear of all material Liens, pledges, security interests or other encumbrances (other than Permitted Liens).

3.05 No Breach. Except with respect to clauses (ii) and (iii), for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a Ranger Material

Adverse Effect, the execution, delivery and performance of this Agreement by Ranger and the consummation of the transactions contemplated hereby do not (i) conflict with or violate Ranger’s Organizational Documents, (ii) assuming all consents, approvals authorizations and other actions described in Section 3.06 have been obtained and all filings and obligations described in Section 3.06 have been made, conflict with or violate any Law, statute, rule or regulation or order, judgment or decree to which Ranger, its Subsidiaries or any of its properties or assets is subject or (iii) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of Ranger, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any Ranger Material Contract.

3.06 Consents, etc. Except for (i) the applicable requirements of the HSR Act and antitrust and competition Laws of other jurisdictions, (ii) applicable requirements of the Exchange Act, (iii) the filing of the Registration Statement under the Securities Act, (iv) any filings required under U.S. state securities Laws, (v) any filings required by NASDAQ, (vi) the filing of the Certificate of Merger and (vii) any filings of appropriate documents with the relevant authorities of other states in which Ranger or any of its Subsidiaries is qualified to do business, in each case, which have or will be made, Ranger is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Other than as stated above, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Ranger in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Ranger Material Adverse Effect.

3.07 SEC Reports; Disclosure Controls and Procedures.

(a) Ranger has filed or furnished all reports and other documents with the SEC required to be filed or furnished by Ranger since December 31, 2012 (the “Ranger SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Ranger SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the Ranger SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Ranger SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of Ranger and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Ranger and its consolidated Subsidiaries for the periods covered thereby.

(c) Ranger has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Ranger (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Ranger in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Ranger’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Ranger’s auditors and the audit committee of the Ranger Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect Ranger’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Ranger’s internal control over financial reporting. Since December 31, 2012, any material change in internal control over financial reporting required to be disclosed in any Ranger SEC Document has been so disclosed.

(d) Since the Ranger Balance Sheet Date, (i) neither Ranger nor any of its Subsidiaries nor, to the knowledge of Ranger, any director, officer, employee, auditor, accountant or representative of Ranger or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Ranger or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Ranger or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and, (ii) to the knowledge of Ranger, no attorney representing Ranger or any of its Subsidiaries, whether or not employed by Ranger or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by Ranger or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or executive officer of Ranger.

(e) Ranger is in material compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

3.08 No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of Ranger as of June 30, 2014, included in the Ranger SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 3.08 of the Ranger Disclosure

Letter, Ranger, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Ranger and its Subsidiaries (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Ranger Material Adverse Effect.

3.09 Absence of Certain Developments. Since the Ranger Balance Sheet Date, there has not been any Ranger Material Adverse Effect. Except as expressly contemplated hereby, since the Ranger Balance Sheet Date, Ranger has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and Ranger has not:

(a) amended or modified its Organizational Documents;

(b) sold, leased, assigned, transferred or purchased any material tangible assets, in each case in a single or related series of transactions, except in the ordinary course of business;

(c) issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(d) prior to the date hereof, declared or paid any dividend or other distribution of the assets of Ranger;

(e) made or approved any material changes in its employee benefit plans or made any material changes in wages, salary, or other compensation, including severance, with respect to its current or former officers, directors or executive employees other than increases in base salaries and wages that are consistent with past practices or as required by applicable Law or any Ranger Plan;

(f) paid, loaned or advanced (other than the payment of compensation and benefits in the ordinary course of business consistent with past practice or the payment, advance or reimbursement of business expenses in the ordinary course of business consistent with past practice or 401(k) plan loans) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arm’s length;

(g) except as required by applicable Law, adopted or materially amended any Ranger Plans;

(h) hired or terminated any officers or employees of Ranger with fixed annual compensation in excess of $150,000, with respect to non-officer employees, other than in the ordinary course of business;

(i) commenced or settled any Action in which the amount in dispute is in excess of $5,000,000;

(j) made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;

(k) made, changed or revoked any material Tax election, or settled or compromised any material Tax claim or liabilities, or filed any substantially amended material Tax Return;

(l) (i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(m) except in the ordinary course of business, incurred or discharged any Indebtedness;

(n) made capital expenditures or capital additions or betterments in excess of $35,000,000 in the aggregate;

(o) suffered any material damage, destruction or loss, whether or not covered by insurance;

(p) sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights or other intangible assets owned, used or licensed by Ranger in connection with any product of Ranger or the operation of its business;

(q) been subject to any claim or written threat of infringement, misappropriation or other violation by or against Ranger of Intellectual Property rights of Ranger or a third party;

(r) materially reduced the amount of any insurance coverage provided by existing insurance policies; or

(s) committed to do any of the foregoing.

3.10 Title to Properties.

(a) Ranger and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of Ranger and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute a Ranger Material Adverse Effect. To Ranger’s knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b) The owned and leased real property described in Section 3.10(b) to the Ranger Disclosure Letter (the “Ranger Real Property”) constitutes all of the real property used, occupied or leased by Ranger or its Subsidiaries. The Ranger Real Property leases are in full force and effect, and Ranger holds a valid and existing leasehold interest in the Ranger Real Property under each such applicable lease. Neither Ranger nor, to Ranger’s knowledge, any other party to the applicable Ranger Real Property leases is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by Ranger in any material respect under the Ranger Real Property leases, and, to Ranger’s knowledge, no event has occurred which, if not remedied, would result in a default by any party other than Ranger in any material respect under the Ranger Real Property leases.

3.11 Tax Matters.

(a) (i) Ranger and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) Ranger and its Subsidiaries have paid all Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the date of the Ranger Balance Sheet Date, any liability of Ranger or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of Ranger in accordance with applicable accounting practices and procedures. Since the date of the Ranger Balance Sheet, neither Ranger nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(b) No claim has been made in writing by any Governmental Body in a jurisdiction where Ranger or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Ranger or any of its Subsidiaries. Ranger and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither Ranger nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(c) No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Ranger or any of its Subsidiaries.

(d) (A) There is no outstanding request for any extension of time for Ranger or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of Ranger or any of its Subsidiaries that is currently in force.

(e) Neither Ranger nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither Ranger nor any of its Subsidiaries (A) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was Ranger) or (B) has liability for the Taxes of any Person (other than Ranger or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(f) Ranger and its Subsidiaries have established procedures and have been in compliance with the medical device excise tax provisions imposed by Section 4191 of the Code since the effective date of such provisions and to the extent it is applicable to their operations.

(g) Neither Ranger nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A) (or any similar provision of state, local or non-U.S. Law).

(h) Neither Ranger nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date or (B) election under Section 108(i) of the Code.

(i) Neither Ranger nor any of its Subsidiaries have taken and agree not to take, prior to the Effective Time, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

3.12 Contracts and Commitments.

(a) As of the date hereof, Ranger is not a party to nor bound by any

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Ranger or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Ranger’s Annual Report on Form 10-K for the year ended December 31, 2013, or any Ranger SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii) Contract (A) relating to the disposition or acquisition by Ranger or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement, other than in the ordinary course of business consistent with past practice, or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $1,000,000 or (B) pursuant to which Ranger or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Ranger’s Subsidiaries;

(iii) collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);

(iv) Contract establishing any joint ventures, partnerships or similar arrangements;

(v) Contract (A) prohibiting or materially limiting the right of Ranger to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Ranger to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Ranger on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Ranger has granted a Person an exclusive geographical area and under which Ranger paid commissions less than $1,000,000 to such Person in 2013 or from whom Ranger received less than $1,000,000 from the sale of product to said Person in 2013;

(vi) Contract pursuant to which Ranger or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by Ranger or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by Ranger or any Subsidiary of royalties or license fees exceeding $1,000,000 in any twelve (12) month period, or (ii) licenses Ranger Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;

(vii) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $1,000,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii) Contract providing for any guaranty by Ranger or any of its Subsidiaries of third-party obligations (under which Ranger or any of its Subsidiaries has continuing obligations as of the date hereof) of $1,000,000 or more, other than any guaranty by Ranger or any of its Subsidiaries’ obligations;

(ix) Contract between Ranger, on the one hand, and any Affiliate of Ranger (other than a Subsidiary of Ranger), on the other hand;

(x) Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Ranger or its Subsidiaries;

(xi) Contract under which Ranger and Ranger’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $1,000,000 during the current or a subsequent fiscal year; or

(xii) Contract to enter into any of the foregoing.

(b) Trooper has been given access to a true and correct copy of all written Ranger Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Ranger Material Contract.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Ranger Material Adverse Effect, (i) Ranger is not in default under any Contract listed, or required to be listed, in Section 3.12(a) of the Ranger Disclosure Letter (each, a “Ranger Material Contract” and, collectively, the “Ranger Material Contracts”) and (ii) to Ranger’s knowledge, as of the date hereof, the other party to each of the Ranger Material Contracts is not in default thereunder. Each Ranger Material Contract is legal and in full force and effect and is valid, binding and enforceable against Ranger and, to Ranger knowledge, each other party thereto. As of the date hereof, no party to any Ranger Material Contract has given any written notice, or to the knowledge of Ranger, any notice (whether or not written) of termination or cancellation of any Ranger Material Contract or that it intends to seek to terminate or cancel any Ranger Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

3.13 Intellectual Property.

(a) All of the patents, domain names, registered and material unregistered trademarks and service marks, registered and material unregistered copyrights and applications for any of the foregoing, that are currently owned by Ranger or any of its Subsidiaries (collectively, “Ranger Intellectual Property”) are set forth in Section 3.13 of the Ranger Disclosure Letter. (i) One or more of Ranger and its Subsidiaries owns and possesses all right, title and interest in and to each item of the Ranger Intellectual Property free and clear of all liens other than Permitted Liens; (ii) to the knowledge of Ranger, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any Ranger Intellectual Property; and (iii) no Person has provided written notice of a claim or action or, to the knowledge of Ranger, threatened a claim or action, challenging the ownership, validity or scope of any Ranger Intellectual Property, and no item of Ranger Intellectual Property is the subject of any outstanding order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which Ranger has received written notice.

(b) To Ranger’s knowledge, Ranger and its Subsidiaries, their Products and the business of Ranger and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past four (4) years. Ranger and its Subsidiaries have not, within the past four (4) years, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that Ranger or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending action, claim, or suit alleging any such infringement, misappropriation, dilution or violation.

(c) Ranger and its Subsidiaries own or have the right to use all Technology necessary for the manufacture, use and sale of Products, as currently marketed for sale, and for the conduct of the business of Ranger and such Subsidiary, respectively, as currently conducted; provided, however, that the foregoing will not be interpreted as a representation regarding the infringement, misappropriation, dilution or other violation of Intellectual Property owned by another Person, which topic is dealt with exclusively in Section 3.13(b) above.

(d) Ranger and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Ranger Intellectual Property. To the knowledge of Ranger, all employees, contractors and consultants who have created Intellectual Property used in the conduct of the business of Ranger or a Subsidiary as currently conducted have assigned to one or more of Ranger or its Subsidiaries all of their rights therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with Ranger or one of its Subsidiaries by operation of Law.

3.14 Litigation. There are (a) no Actions pending or, (b) to Ranger’s knowledge, no Actions threatened against Ranger or any of its Subsidiaries, at law or in equity, or before or by any federal, state, provincial, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, and Ranger and its Subsidiaries are not subject to or in violation of any outstanding judgment, order or decree of any court or Governmental Body in each case that would, individually or in the aggregate, have a Ranger Material Adverse Effect. This Section 3.14 shall not apply to Taxes, with respect to which exclusively the representations and warranties in Section 3.11 shall apply.

3.15 Insurance. Section 3.15 of the Ranger Disclosure Letter lists each material insurance policy maintained by Ranger or, to Ranger’s knowledge, under which Ranger is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing Date. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of Ranger’s business for the industry in which it operates. Ranger is not in default with respect to its obligations under any such insurance policies and, to Ranger’s knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies, other than in connection with Ranger’s annual renewal process.

3.16 Employee Benefit Plans.

(a) Section 3.16 of the Ranger Disclosure Letter lists all current Ranger Plans (other than immaterial Non-U.S. Plans that are otherwise Ranger Plans). Each Ranger Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such Ranger Plan is so qualified, and Ranger is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Ranger Plan. The Ranger Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law; and Ranger has not become subject to any material liability by reason of (i) a failure to provide any notice, (ii) a failure to make any contribution to a Ranger Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA, or (iii) a breach of fiduciary duty or prohibited transaction under ERISA or any other applicable Law, in each case with respect to a Ranger Plan.

(b) With respect to each current material Ranger Plan, Ranger has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all material correspondence with any Governmental Body relating to a Ranger Plan received or sent within the last two years and (vi) the most recent determination or opinion letter.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Ranger Material Adverse Effect, with respect to the Ranger Plans, (i) all required contributions to, and premiums payable in respect of, such Ranger Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on Ranger’s financial statements in accordance with GAAP, and (ii) there are no actions, audits, suits or claims pending or, to Ranger’s knowledge, threatened, other than routine claims for benefits.

(d) Neither Ranger nor any of its ERISA Affiliates has at any time in the past six years sponsored or contributed to, or has or has had any liability or obligation in respect of any Ranger Plan (including any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA)) that is or was at any relevant time subject to Title IV of ERISA or Section 412 of the Code. None of the Ranger Plans obligates Ranger or its Subsidiaries to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with Ranger or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law and coverage through the end of the month of termination of employment.

(e) Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any Person, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any Ranger Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Ranger Plan, (iv) require Ranger or its Subsidiaries to set aside any assets to fund any benefits under a Ranger Plan or result in the forgiveness in whole or in part of any outstanding loans made by Ranger to any Person, (v) limit the ability to amend or terminate any Ranger Plan or related trust or (vi) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law). Ranger has no obligation to pay any gross-up in respect of any Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law).

(f) With respect to each Ranger Plan, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, that is a Non-U.S. Plan, the fair market value of the assets of each funded Non-U.S. Plan, the liability of each insurer for any non-U.S. Plan funded through insurance or the book reserve established for any Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) with respect to all current or former participants under such Non-U.S. Plan according to the actuarial assumptions and valuation most recently used to determine employer contributions to such Non-U.S. Plan, and none of the contemplated transactions will cause such assets, insurance obligations or book reserves to be less than such benefit obligations. Each such Non-U.S. Plan required to be registered has been registered and has been maintained in all material respects in good standing with each applicable Governmental Body. No Ranger Plan that is a Non-U.S. Plan is a defined benefit pension plan.

3.17 Compliance with Law; Permits.

(a) Ranger and each of its Subsidiaries hold all permits, licenses, exemptions, consents, certificates, authorizations, registrations and other approvals from Governmental Bodies required to operate their respective businesses as they are being conducted as of the date hereof (collectively, the “Permits”), and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Ranger Material Adverse Effect, and no proceeding is pending or, to the knowledge of Ranger, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither Ranger nor any of its Subsidiaries is in material violation of, or in default under, any Law, in each case applicable to Ranger or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 3.17 shall not apply to Taxes, employee benefit plans, environmental matters, labor and employment matters or regulatory matters, which are the subjects exclusively of the representations and warranties in Section 3.11, Section 3.16, Section 3.18, Section 3.19 and Section 3.20, respectively.

(b) None of Ranger, any of Ranger’s Subsidiaries, any of their respective officers or employees or, to the knowledge of Ranger, any of its suppliers, distributors, licensees or agents, or any other Person acting on behalf of Ranger or any of its Subsidiaries, directly or indirectly, has (i) made or received any payments in violation of any Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Body where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Law (including the U.S. Foreign Corrupt Practices Act) (any such payment, a “Prohibited Payment”); (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act); or (iii) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment.

3.18 Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Ranger Material Adverse Effect,

(a) Ranger is and has been in compliance with all Environmental Laws;

(b) Ranger holds, and is and has been in compliance with, all authorizations, licenses and permits required under Environmental Laws to operate its business at the Ranger Real Property as presently conducted;

(c) Ranger has not received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws;

(d) no Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by Ranger or on, under or about any of the real property occupied or used by Ranger. Ranger has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Ranger Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and

(e) to Ranger’s knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by Ranger for which Ranger has, or may have, Liability.

3.19 Employment and Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Ranger Material Adverse Effect, (a) Ranger is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions), and there are no such agreements which pertain to employees of Ranger in existence or in negotiation; (b) no employees of Ranger are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions); (c) Ranger has not experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years; (d) Ranger will not incur any notice, consultation or consent obligations with respect to any labor union, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby and, (e) to Ranger’s knowledge, (i) there are no Actions or any material disputes pending or threatened (A) between Ranger and any of its employees or independent contractors or (B) by or before any Governmental Body affecting Ranger concerning employment matters, and (ii) there is no current campaign being conducted to solicit cards from or otherwise organize employees of Ranger or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other

Governmental Body) certify or otherwise recognize such a body with respect to employees of Ranger, and Ranger has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation. Ranger is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, human rights, discrimination, pay equity, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to Ranger within the six (6) months prior to the Closing Date. As of the date hereof, to Ranger’s knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to Ranger or any of its Subsidiaries to terminate employment with Ranger or any of its Subsidiaries within the next twelve (12) months.

3.20 FDA and Regulatory Matters.

(a) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Ranger Material Adverse Effect, Ranger is, and since December 31, 2011, has been, in compliance with all Healthcare Laws applicable to Ranger and its Products. Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Ranger Material Adverse Effect, the design, development, investigation, manufacture, testing, sale, marketing and distribution of Products by or on behalf of Ranger is being, and has been since December 31, 2011, conducted in material compliance with all applicable Healthcare Laws, including, without limitation, requirements relating to clinical and non-clinical research, product approval or clearance, premarketing notification, labeling, advertising and promotion, record-keeping, adverse event reporting, reporting of corrections and removals, and current good manufacturing practices for medical device products. Ranger and, to Ranger’s knowledge, any contract manufacturers assisting in the manufacture of the Products or Product components are, and, since December 31, 2011, have been, in compliance with FDA’s device registration and listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or Product components for Ranger, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Ranger Material Adverse Effect. Ranger has not received written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body, including, without limitation, the Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of Inspector General, or any comparable state or federal Governmental Body alleging potential or actual non-compliance by, or Liability of, Ranger under any Healthcare Law.

(b) Ranger holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including, without limitation, those Permits necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “Ranger

Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a Ranger Material Adverse Effect. Ranger has fulfilled and performed all of its obligations with respect to each Ranger License and is in material compliance with all terms and conditions of each Ranger License, and, to Ranger’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any Ranger License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a Ranger Material Adverse Effect. Ranger has not received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Body.

(c) All material filings, reports, documents, claims, submissions and notices required to be filed, maintained or furnished to the FDA, state or other Governmental Bodies have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports, medical device reports and reports of corrections and removals with regard to the Products. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for, or submitted in connection with, any and all requests for a Ranger License from the FDA or other Governmental Body relating to Ranger or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

(d) Ranger has not received any written notice or other communication from the FDA or any other Governmental Body contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products or Product components (whether Ranger-owned or operated or that of a contract manufacturer for any Products or Product components) has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither Ranger nor, to Ranger’s knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether Ranger-owned or operated or that of a contract manufacturer for the Products or Product components) has received, since December 31, 2011, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging or asserting noncompliance with any applicable Healthcare Laws or Ranger Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to Ranger’s knowledge, there is no such action or proceeding pending or threatened.

(e) The FDA has not mandated that Ranger recall any of its Products. There are no recalls of any of Ranger’s Products contemplated by Ranger or pending. Since December 31, 2011, there have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to Ranger’s knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(f) Except as set forth on Schedule 3.20(f) of the Ranger Disclosure Letter, there are no clinical trials that are being conducted as of the date hereof by or on behalf of, or sponsored by, Ranger.

(g) Ranger is not the subject of any pending or, to the knowledge of Ranger, threatened investigation regarding Ranger or the Products by the FDA pursuant to the FDA Fraud Policy. Neither Ranger nor, to the knowledge of Ranger, any officer, employee, agent or distributor of Ranger has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy. Neither Ranger nor, to the knowledge of Ranger, any officer, employee, agent or distributor of Ranger has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings or investigation that would reasonably be expected to result in a debarment or exclusion are pending or, to the knowledge of Ranger, threatened, against Ranger or, to the knowledge of Ranger, any of its directors, officers, employees or agents.

3.21 Brokerage. There are no claims for, nor shall any Person be entitled to, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Ranger. Ranger has been given access to a true and correct copy of all Contracts entitling any person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Ranger, together with all amendments, waivers or other changes thereto.

3.22 Disclosure. None of the information supplied or to be supplied by or on behalf of Ranger for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Ranger Shareholders, or at the time of the Ranger Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Ranger Shareholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Ranger makes no representation or warranty with respect to any information supplied by or to be supplied by Trooper that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 3.22 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to Ranger in writing by Trooper specifically for use therein.

3.23 Board Approval; Vote Required.

(a) The Ranger Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are in the best interests of Ranger and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and declared this Agreement advisable and (iii) recommended that the shareholders of Ranger adopt this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b) Other than the Ranger Shareholder Approval, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.

3.24 Opinion. The Ranger Board has received the written opinions of J.P. Morgan Securities LLC and Perella Weinberg Partners LP, as of the date of such opinions and based upon and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Ranger Shares.

3.25 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 OF THIS AGREEMENT (AS MODIFIED BY THE RANGER DISCLOSURE LETTER), RANGER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND RANGER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN CONNECTION WITH TROOPER’S INVESTIGATION OF RANGER, TROOPER HAS RECEIVED FROM OR ON BEHALF OF RANGER CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF RANGER AND CERTAIN BUSINESS PLAN INFORMATION OF RANGER. RANGER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF TROOPER, HOLDCO, AND MERGER SUB

Except as disclosed in (a) the Trooper SEC Documents furnished or filed prior to the date hereof (excluding any disclosures relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by Trooper to Ranger prior to the execution and delivery of this Agreement (the “Trooper Disclosure Letter”), Trooper, Holdco and Merger Sub represent and warrant to Ranger as follows:

4.01 Organization and Corporate Power. Trooper is a Dutch public company with limited liability duly organized and validly existing under the Laws of the Netherlands, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of Trooper is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Each of Trooper and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and permits would not have a Trooper Material Adverse Effect. Each of Trooper and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Trooper Material Adverse Effect. True and complete copies of the articles of association of Trooper, as in effect as of the date hereof, have been heretofore made available to Ranger.

4.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other agreement, document, or instrument or certificate contemplated hereby by Trooper, Holdco and Merger Sub and, subject to obtaining the Trooper Shareholder Approval, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Trooper, Holdco and Merger Sub, and, subject to obtaining the Trooper Shareholder Approval, the resolution to issue new Trooper Shares to former Ranger Shareholders and the implementation of the Articles of Association, no other proceedings on Trooper’s, Holdco’s or Merger Sub’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of Ranger, this Agreement constitutes a valid and binding obligation of Trooper, Holdco and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 Capital Stock.

(a) The authorized capital stock of Trooper consists of 175,000,000 Trooper Shares, of which, as of the Measurement Date, 48,888,909 Trooper Shares were issued and outstanding.

(b) Section 4.03(b) of the Trooper Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding Trooper Shares, Trooper Options, Trooper RSUs and Trooper ESPP Purchase Rights (assuming that all participants in the Trooper ESPP as of the date hereof were to continue to participate through the next regularly scheduled exercise date under the Trooper ESPP), including, with respect to each Trooper Option, Trooper RSU award and Trooper ESPP Purchase Right, the number of Trooper Shares issuable thereunder or with respect thereto, the holder thereof thereto and the exercise price (if any), and Trooper has granted no other such awards since the Measurement Date and prior to the date of this Agreement.

(c) All of the outstanding Trooper Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Trooper Shares were issued in compliance with all applicable Laws concerning the issuance of securities. Trooper does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Trooper. There are no outstanding (i) shares of capital stock or other equity interests or voting securities of Trooper; (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Trooper; (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Trooper to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Trooper; (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Trooper or (v) bonds, debentures, notes or other indebtedness of Trooper having the right to vote on any matters on which shareholders of Trooper may vote.

(d) All of the outstanding Trooper Options, Trooper RSUs and Trooper ESPP Purchase Rights have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

4.04 Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of each of Trooper’s Subsidiaries are owned of record and beneficially, directly or indirectly, by Trooper free and clear of all material Liens, pledges, security interests or other encumbrances (other than Permitted Liens).

4.05 No Breach. Except with respect to clauses (ii) and (iii), for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a Trooper Material Adverse Effect, the execution, delivery and performance of this Agreement by Trooper and, subject to obtaining the Trooper Shareholder Approval, the consummation of the transactions contemplated hereby do not (i) conflict with or violate Trooper’s Organizational Documents, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and obligations described in Section 4.06 have been made, conflict with or violate any Law, statute, rule or regulation or order, judgment or decree to which Trooper, its Subsidiaries or any of its properties or assets is subject or (iii) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of Trooper or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any Trooper Material Contract.

4.06 Consents, etc. Except for (i) the applicable requirements of the HSR Act and antitrust and competition Laws of other jurisdictions, (ii) applicable requirements of the Exchange Act, (iii) the filing of the Registration Statement under the Securities Act, (iv) any filings required under U.S. state securities Laws, (v) any filings required by NASDAQ, (vi) the filing of the Certificate of Merger and (vii) any filings of appropriate documents with the relevant authorities of other states in which Trooper or any of its Subsidiaries is qualified to do business, in each case which have or will be made, Trooper is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Other than as stated above, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Trooper in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Trooper Material Adverse Effect.

4.07 SEC Reports; Disclosure Controls and Procedures.

(a) Trooper has filed or furnished all reports and other documents with the SEC required to be filed or furnished by Trooper since December 30, 2012 (the “Trooper SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing), (i) each of the Trooper SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the Trooper SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Trooper SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments) and (iii) fairly presented in all material respects the consolidated financial position of Trooper and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Trooper and its consolidated Subsidiaries for the periods covered thereby.

(c) Trooper has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Trooper (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Trooper in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Trooper’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Trooper’s auditors and the audit committee of the Trooper Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect Trooper’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Trooper’s internal control over financial reporting. Since December 30, 2012, any material change in internal control over financial reporting required to be disclosed in any Trooper SEC Document has been so disclosed.

(d) Since the Trooper Balance Sheet Date, (i) neither Trooper nor any of its Subsidiaries nor, to the knowledge of Trooper, any director, officer, employee, auditor, accountant or representative of Trooper or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Trooper or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Trooper or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and, (ii) to the knowledge of Trooper, no attorney representing Trooper or any of its Subsidiaries, whether or not employed by Trooper or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by Trooper or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or executive officer of Trooper.

(e) Trooper is in material compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

4.08 No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of Trooper as of June 29, 2014, included in the Trooper SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 4.08 of the Trooper Disclosure Letter, Trooper, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Trooper and its Subsidiaries (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Trooper Material Adverse Effect.

4.09 Absence of Certain Developments. Since the Trooper Balance Sheet Date, there has not been any Trooper Material Adverse Effect. Except as expressly contemplated hereby, since the Trooper Balance Sheet Date, Trooper has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and Trooper has not:

(a) amended or modified its Organizational Documents;

(b) sold, leased, assigned, transferred or purchased any material tangible assets, in each case in a single or related series of transactions, except in the ordinary course of business;

(c) issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(d) prior to the date hereof, declared or paid any dividend or other distribution of the assets of Trooper;

(e) made or approved any material changes in its employee benefit plans or made any material changes in wages salary, or other compensation, including severance, with respect to its current or former officers, directors or executive employees, other than increases in base salaries and wages that are consistent with past practices or as required by applicable Law or any Trooper Plan;

(f) paid, loaned or advanced (other than the payment of compensation and benefits in the ordinary course of business consistent with past practice or the payment, advance or reimbursement of business expenses in the ordinary course of business consistent with past practice or 401(k) plan loans) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arm’s length;

(g) except as required by applicable Law, adopted or materially amended any Trooper Plans;

(h) hired or terminated any officers or employees of Trooper with fixed annual compensation in excess of $150,000, with respect to non-officer employees, other than in the ordinary course of business;

(i) commenced or settled any Action in which the amount in dispute is in excess of $5,000,000;

(j) made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;

(k) made, changed or revoked any material Tax election, or settled or compromised any material Tax claim or liabilities, or filed any substantially amended material Tax Return;

(l) (i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(m) except in the ordinary course of business, incurred or discharged any Indebtedness;

(n) made capital expenditures or capital additions or betterments in excess of $35,000,000 in the aggregate;

(o) suffered any material damage, destruction or loss, whether or not covered by insurance;

(p) sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights or other intangible assets owned, used or licensed by Trooper in connection with any product of Trooper or the operation of its business;

(q) been subject to any claim or written threat of infringement, misappropriation or other violation by or against Trooper of Intellectual Property rights of Trooper or a third party;

(r) materially reduced the amount of any insurance coverage provided by existing insurance policies; or

(s) committed to do any of the foregoing.

4.10 Title to Properties.

(a) Trooper and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of Trooper and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute a Trooper Material Adverse Effect. To Trooper’s knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b) The owned and leased real property described in Section 4.10(b) to the Trooper Disclosure Letter (the “Trooper Real Property”) constitutes all of the real property used, occupied or leased by Trooper or its Subsidiaries. The Trooper Real Property leases are in full force and effect, and Trooper holds a valid and existing leasehold interest in the Trooper Real

Property under each such applicable lease. Neither Trooper nor, to Trooper’s knowledge, any other party to the applicable Trooper Real Property leases is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by Trooper in any material respect under the Trooper Real Property leases, and, to Trooper’s knowledge, no event has occurred which, if not remedied, would result in a default by any party other than Trooper in any material respect under the Trooper Real Property leases.

4.11 Tax Matters.

(a) (i) Trooper and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) Trooper and its Subsidiaries have paid all Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the date of the Trooper Balance Sheet Date, any liability of Trooper or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of Trooper in accordance with applicable accounting practices and procedures. Since the date of the Trooper Balance Sheet, neither Trooper nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(b) No claim has been made in writing by any Governmental Body in a jurisdiction where Trooper and any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Trooper or any of its Subsidiaries. Trooper and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither Trooper nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(c) No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Trooper or any of its Subsidiaries.

(d) (A) There is no outstanding request for any extension of time for Trooper or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, which shall include the regular Dutch filing extensions, and (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of Trooper or any of its Subsidiaries that is currently in force.

(e) Neither Trooper nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither Trooper nor any of its Subsidiaries (A) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was Trooper) or (B) has liability for the Taxes of any Person (other than Trooper or its Subsidiaries)

under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(f) Trooper and its Subsidiaries have established procedures and have been in compliance with the medical device excise tax provisions imposed by Section 4191 of the Code since the effective date of such provisions and to the extent it is applicable to their operations.

(g) Neither Trooper nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A) (or any similar provision of state, local or non-U.S. Law).

(h) Neither Trooper nor any of its Subsidiaries shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date or (B) election under Section 108(i) of the Code.

(i) Neither Trooper nor any of its Subsidiaries have taken and agree not to take, prior to the Effective Time, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

4.12 Contracts and Commitments.

(a) As of the date hereof, Trooper is not party to nor bound by any

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Trooper or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with Trooper’s Annual Report on Form 10-K for the year ended December 31, 2013, or any Trooper SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii) Contract (A) relating to the disposition or acquisition by Trooper or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement other than in the ordinary course of business consistent with past practice or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $1,000,000 or (B) pursuant to which Trooper or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Trooper’s Subsidiaries;

(iii) collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);

(iv) Contract establishing any joint ventures, partnerships or similar arrangements;

(v) Contract (A) prohibiting or materially limiting the right of Trooper to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Trooper to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Trooper on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Trooper has granted a Person an exclusive geographical area and under which Trooper paid commissions less than $1,000,000 to such Person in 2013, or from whom Trooper received less than $1,000,000 from the sale of product to said Person in 2013;

(vi) Contract pursuant to which Trooper or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by Trooper or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by Trooper or any Subsidiary of royalties or license fees exceeding $1,000,000 in any twelve (12) month period or (ii) licenses Trooper Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;

(vii) mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $1,000,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii) Contract providing for any guaranty by Trooper or any of its Subsidiaries of third-party obligations (under which Trooper or any of its Subsidiaries has continuing obligations as of the date hereof) of $1,000,000 or more, other than any guaranty by Trooper or any of its Subsidiaries’ obligations;

(ix) Contract between Trooper, on the one hand, and any Affiliate of Trooper (other than a Subsidiary of Trooper), on the other hand;

(x) Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Trooper or its Subsidiaries;

(xi) Contract under which Trooper and Trooper’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $1,000,000 during the current or a subsequent fiscal year; or

(xii) Contract to enter into any of the foregoing.

(b) Ranger has been given access to a true and correct copy of all written Trooper Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Trooper Material Contract.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Trooper Material Adverse Effect, (i) Trooper is not in default under any Contract listed, or required to be listed, in Section 4.12(a) of the Trooper Disclosure Letter (each, a “Trooper Material Contract” and, collectively, the “Trooper Material Contracts”), and, (ii) to Trooper’s knowledge, as of the date hereof, the other party to each of the Trooper Material Contracts is not in default thereunder. Each Trooper Material Contract is legal and in full force and effect and is valid, binding and enforceable against Trooper and, to Trooper’s knowledge, each other party thereto. As of the date hereof, no party to any Trooper Material Contract has given any written notice, or to the knowledge of Trooper, any notice (whether or not written) of termination or cancellation of any Trooper Material Contract or that it intends to seek to terminate or cancel any Trooper Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

4.13 Intellectual Property.

(a) All of the patents, domain names, registered and material unregistered trademarks and service marks, registered and material unregistered copyrights and applications for any of the foregoing, that are currently owned by Trooper or any of its Subsidiaries (collectively, “Trooper Intellectual Property”) are set forth in Section 4.13 of the Trooper Disclosure Letter. (i) One or more of Trooper and its Subsidiaries owns and possesses all right, title and interest in and to each item of the Trooper Intellectual Property free and clear of all liens other than Permitted Liens; (ii) to the knowledge of Trooper, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any Trooper Intellectual Property and (iii) no Person has provided written notice of a claim or action or, to the knowledge of Trooper, threatened a claim or action, challenging the ownership, validity or scope of any Trooper Intellectual Property, and no item of Trooper Intellectual Property is the subject of any outstanding order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which Trooper has received written notice.

(b) To Trooper’s knowledge, Trooper and its Subsidiaries, their Products and the business of Trooper and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past four (4) years. Trooper and its Subsidiaries have not, within the past four (4) years, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that Trooper or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending action, claim, suit alleging any such infringement, misappropriation, dilution or violation.

(c) Trooper and its Subsidiaries own or have the right to use all Technology necessary for the manufacture, use and sale of Products, as currently marketed for sale and for the conduct of the business of Trooper and such Subsidiary, respectively, as currently conducted; provided, however, that the foregoing will not be interpreted as a representation regarding the infringement, misappropriation, dilution or other violation of Intellectual Property owned by another Person, which topic is dealt with exclusively in Section 4.13(b) above.

(d) Trooper and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Trooper Intellectual Property. To the knowledge of Trooper, all employees, contractors and consultants who have created Intellectual Property used in the conduct of the business of Trooper or a Subsidiary as currently conducted have assigned to one or more of Trooper or its Subsidiaries all of their rights therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with Trooper or one of its Subsidiaries by operation of Law.

4.14 Litigation. There are (a) no Actions pending or, (b) to Trooper’s knowledge, no Actions threatened against Trooper or any of its Subsidiaries, at law or in equity, or before or by any federal, state, provincial, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, and Trooper and its Subsidiaries are not subject to or in violation of any outstanding judgment, order or decree of any court or Governmental Body, in each case that would, individually or in the aggregate, have a Trooper Material Adverse Effect. This Section 4.14 shall not apply to Taxes, with respect to which exclusively the representations and warranties in Section 4.11 shall apply.

4.15 Insurance. Section 4.15 of the Trooper Disclosure Letter lists each material insurance policy maintained by Trooper or, to Trooper’s knowledge, under which Trooper is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing Date. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of Trooper’s business for the industry in which it operates. Trooper is not in default with respect to its obligations under any such insurance policies and, to Trooper’s knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies other than in connection with Trooper’s annual renewal process.

4.16 Employee Benefit Plans.

(a) Section 4.16 of the Trooper Disclosure Letter lists all current Trooper Plans (other than immaterial Non-U.S. Plans that are otherwise Trooper Plans). Each Trooper Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such Trooper Plan is so qualified, and Trooper is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Trooper Plan. The Trooper Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law, and Trooper has not become subject to any material liability by reason of (i) a failure to provide any notice, (ii) a failure to make any contribution to a Trooper Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA or (iii) a breach of fiduciary duty or prohibited transaction under ERISA or any other applicable Law, in each case with respect to a Trooper Plan.

(b) With respect to each current material Trooper Plan, Trooper has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all material correspondence with any Governmental Body relating to a Trooper Plan received or sent within the last two years and (vi) the most recent determination or opinion letter.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Trooper Material Adverse Effect, with respect to the Trooper Plans, (i) all required contributions to, and premiums payable in respect of, such Trooper Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on Trooper’s financial statements in accordance with GAAP, and (ii) there are no actions, audits, suits or claims pending or, to Trooper’s knowledge, threatened, other than routine claims for benefits.

(d) Neither Trooper nor any of its ERISA Affiliates has at any time in the past six years sponsored or contributed to, or has or has had any liability or obligation in respect of any Trooper Plan (including any “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA)) that is or was at any relevant time subject to Title IV of ERISA or Section 412 of the Code. None of the Trooper Plans obligates Trooper or its Subsidiaries to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with Trooper or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law and coverage through the end of the month of termination of employment.

(e) Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any Person, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any Trooper Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Trooper Plan, (iv) require Trooper or its Subsidiaries to set aside any assets to fund any benefits under a Trooper Plan or result in the forgiveness in whole or in part of any outstanding loans made by Trooper to any Person, (v) limit the ability to amend or terminate any Trooper Plan or related trust or (vi) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or any corresponding provision of state, local or foreign Tax law). Trooper has no obligation to pay any gross-up in respect of any Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law).

(f) With respect to each Trooper Plan that is a Non-U.S. Plan, and, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the fair market value of the assets of each funded Non-U.S. Plan, the liability of each insurer for any non-U.S. Plan funded through insurance or the book reserve established for any Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) with respect to all current or former participants under such Non-U.S. Plan according to the actuarial assumptions and valuation most recently used to determine employer contributions to such Non-U.S. Plan, and none of the contemplated transactions will cause such assets, insurance obligations or book reserves to be less than such benefit obligations. Each such Non-U.S. Plan required to be registered has been registered and has been maintained in all material respects in good standing with each applicable Governmental Body. No Trooper Plan that is a Non-U.S. Plan is a defined benefit pension plan.

4.17 Compliance with Law; Permits.

(a) Trooper and each of its Subsidiaries hold all permits, licenses, exemptions, consents, certificates, authorizations, registrations and other approvals from Governmental Bodies required to operate their respective businesses as it is being conducted as of the date hereof (collectively, the “Permits”), and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Trooper Material Adverse Effect, and no proceeding is pending or, to the knowledge of Trooper, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither Trooper nor any of its Subsidiaries is in material violation of, or in default under, any Law, in each case applicable to Trooper or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 4.17 shall not apply to Taxes, employee benefit plans, environmental matters, labor and employment matters or regulatory matters, which are the subjects exclusively of the representations and warranties in Section 4.11, Section 4.16, Section 4.18, Section 4.19 and Section 4.20, respectively.

(b) None of Trooper, any of Trooper’s Subsidiaries, any of their respective officers or employees or, to the knowledge of Trooper, any of its suppliers, distributors, licensees or agents, or any other Person acting on behalf of Trooper or any of its Subsidiaries, directly or indirectly, has (i) made or received any payments in violation of any Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Body where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Law (including the U.S. Foreign Corrupt Practices Act) (any such payment, a “Prohibited Payment”); (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act) or (iii) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment.

4.18 Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Trooper Material Adverse Effect:

(a) Trooper is and has been in compliance with all Environmental Laws;

(b) Trooper holds, and is and has been in compliance with, all authorizations, licenses and permits required under Environmental Laws to operate its business at the Trooper Real Property as presently conducted;

(c) Trooper has not received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws;

(d) No Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by Trooper or on, under or about any of the real property occupied or used by Trooper. Trooper has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Trooper Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and

(e) To Trooper’s knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by Trooper for which Trooper has, or may have, Liability.

4.19 Employment and Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Trooper Material Adverse Effect, (a) Trooper is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions), and there are no such agreements which pertain to employees of Trooper in existence or in negotiation; (b) no employees of Trooper are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions); (c) Trooper has not experienced any strike or material grievance, claim of unfair labor practices or other collective bargaining dispute within the past two (2) years; (d) Trooper will not incur any notice, consultation or consent obligations with respect to any labor union, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby and, (e) to Trooper’s knowledge, (i) there are no Actions or any material disputes pending or threatened (A) between Trooper and any of its employees or independent contractors or (B) by or before any Governmental Body affecting Trooper concerning employment matters, and (ii) there is no current campaign being conducted to solicit cards from or otherwise organize employees of Trooper or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of Trooper, and Trooper has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation. Trooper is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, human rights, discrimination, pay equity, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the WARN and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to Trooper within the six (6) months prior to the Closing Date. As of the date hereof, to Trooper’s knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to Trooper or any of its Subsidiaries to terminate employment with Trooper or any of its Subsidiaries within the next twelve (12) months.

4.20 FDA and Regulatory Matters.

(a) Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Trooper Material Adverse Effect, Trooper is, and since December 31, 2011, has been, in compliance with all Healthcare Laws applicable to Trooper and its Products. Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Trooper Material Adverse Effect, the design, development, investigation, manufacture, testing, sale, marketing and distribution of Products by or on behalf of Trooper is being, and has been since December 31, 2011, conducted in material compliance with all applicable Healthcare Laws, including, without limitation, requirements relating to clinical and non-clinical research, product approval or clearance, premarketing notification, labeling, advertising and promotion, record-keeping, adverse event reporting, reporting of corrections and removals, and current good manufacturing practices for medical device products. Trooper and, to Trooper’s knowledge, any contract manufacturers assisting in the manufacture of the Products or Product components are, and, since December 31, 2011, have been, in compliance with FDA’s device registration and listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or Product components for Trooper, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Trooper Material Adverse Effect. Trooper has not received written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body, including, without limitation, the Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of Inspector General or any comparable state or federal Governmental Body alleging potential or actual non-compliance by, or Liability of, Trooper under any Healthcare Law.

(b) Trooper holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including, without limitation, those Permits necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “Trooper Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a Trooper Material Adverse Effect. Trooper has fulfilled and performed all of its obligations with respect to each Trooper License and is in material compliance with all terms and conditions of each Trooper License, and, to Trooper’s knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any Trooper License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a Trooper Material Adverse Effect. Trooper has not received any written information or notification from the FDA or any other Governmental Body with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Body.

(c) All material filings, reports, documents, claims, submissions and notices required to be filed, maintained or furnished to the FDA, state or other Governmental Bodies have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports, medical device reports and reports of corrections and removals with regard to the Products. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for or submitted in connection with any and all requests for a Trooper License from the FDA or other Governmental Body relating to Trooper or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects, and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

(d) Trooper has not received any written notice or other communication from the FDA or any other Governmental Body contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products or Product components (whether Trooper-owned or operated or that of a contract manufacturer for the Products or Product components) has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither Trooper nor, to Trooper’s knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether Trooper-owned or operated, or that of a contract manufacturer for the Products or Product components) has received, since December 31, 2011, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging or asserting noncompliance with any applicable Healthcare Laws or Trooper Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to Trooper’s knowledge, there is no such action or proceeding pending or threatened.

(e) The FDA has not mandated that Trooper recall any of its Products. There are no recalls of any of Trooper’s Products contemplated by Trooper or pending. Since

December 31, 2011, there have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to Trooper’s knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(f) Except as set forth in Section 4.20(f) of the Trooper Disclosure Letter, there are no clinical trials that are being conducted as of the date hereof by or on behalf of, or sponsored by, Trooper.

(g) Trooper is not the subject of any pending or, to the knowledge of Trooper, threatened investigation regarding Trooper or the Products by the FDA pursuant to the FDA Fraud Policy. Neither Trooper nor to the knowledge of Trooper, any officer, employee, agent or distributor of Trooper has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy. Neither Trooper nor, to the knowledge of Trooper, any officer, employee, agent or distributor of Trooper, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings or investigation that would reasonably be expected to result in a debarment or exclusion are pending or, to the knowledge of Trooper, threatened, against Trooper or, to the knowledge of Trooper, any of its directors, officers, employees or agents.

4.21 Brokerage. Other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, no Person shall be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Trooper. Ranger has been given access to a true and correct copy of all Contracts entitling any person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Trooper, together with all amendments, waivers or other changes thereto.

4.22 Disclosure. None of the information supplied or to be supplied by or on behalf of Trooper for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Trooper Shareholders, or at the time of the Trooper Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Trooper Shareholders’

Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Trooper makes no representation or warranty with respect to any information supplied by or to be supplied by Ranger that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 4.22 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to Trooper in writing by Ranger specifically for use therein.

4.23 Board Approval; Vote Required.

(a) The Trooper Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are in the best interests of Trooper and its shareholders and other stakeholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the shareholders of Trooper approve the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b) Other than the Trooper Shareholder Approval, the resolution to issue new Trooper Shares to former Ranger Shareholders and the implementation of the Articles of Association, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.

4.24 Opinion. Prior to the execution of this Agreement, the Trooper Board has received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date thereof and based upon and subject to the various assumptions and limitations set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Trooper.

4.25 Merger Sub. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business and has incurred no liabilities or obligations whatsoever, in each case other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.26 Holdco. Holdco was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business and has incurred no liabilities or obligations whatsoever, in each case other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.27 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4 OF THIS AGREEMENT (AS MODIFIED BY THE TROOPER DISCLOSURE LETTER), TROOPER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND TROOPER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY

WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN CONNECTION WITH RANGER’S INVESTIGATION OF TROOPER, RANGER HAS RECEIVED FROM OR ON BEHALF OF TROOPER CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF TROOPER AND CERTAIN BUSINESS PLAN INFORMATION OF TROOPER. TROOPER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01 Covenants of Ranger.

(a) Except (i) as set forth in Section 5.01(a) of the Ranger Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement or (iv) with the prior written consent of Trooper (which consent shall not be unreasonably delayed, withheld or conditioned), from the date hereof until the earlier of the Effective Time or the date this Agreement shall be validly terminated in accordance with ARTICLE 8 (the “Pre-Closing Period”), Ranger and its Subsidiaries shall conduct the business and operations of Ranger and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice. Ranger shall promptly notify Trooper (1) of any change, occurrence, effect, condition, fact, event or circumstance known to Ranger that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Ranger Material Adverse Effect and (2) upon having knowledge of any matter reasonably likely to constitute a failure by Ranger of the conditions contained in Section 7.02(a) or Section 7.02(b).

(b) Except as contemplated hereby or as set forth on Section 5.01(b) of the Ranger Disclosure Letter or as required by applicable Law, during the Pre-Closing Period, Ranger shall not and shall not permit any of its Subsidiaries, without the prior written consent of Trooper (which consent shall not be unreasonably delayed, withheld or conditioned), to:

(i) (1) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (2) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Ranger Options, Ranger RSUs, Ranger Restricted Shares or Ranger ESPP Purchase Rights with respect thereto except, in each case:

(A) for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of Ranger solely to its parent,

(B) in connection with intercompany purchases of capital stock or share capital or

(C) for the purpose of fulfilling its obligations under the Ranger ESPP, to the extent consistent with past practice;

(ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (1) any shares of beneficial interests, capital stock or other ownership interest in Ranger or any of its Subsidiaries; (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest; (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities or (4) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan except, in each case: (A) for issuances of Ranger Shares in respect of (i) any exercise of Ranger Options outstanding on the date hereof or (ii) the exercise of any Ranger ESPP Purchase Rights under the terms of a Ranger ESPP as in effect on the date hereof; (B) for the issuance or sale of Ranger Shares pursuant to the exercise of Ranger Options or the vesting of or delivery of shares under Ranger RSUs, in accordance with their terms as of the date hereof; (C) for transactions solely between or among Ranger and its wholly-owned Subsidiaries or (D) as otherwise expressly provided by the terms of this Agreement;

(iii) except as required by a Ranger Plan, or as otherwise required by applicable Law or consistent with this Agreement, (A) increase the compensation or other benefits payable or provided to any of Ranger’s or any of its Subsidiaries’ officers, directors, independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees; (B) enter into, materially amend or terminate any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of Ranger or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty); (C) establish, adopt, enter into, materially amend or terminate any Ranger Plan for the benefit of any current or former officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty) or (D) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case;

(iv) amend, or propose to amend, or permit the adoption of any material amendment to the Organizational Documents of Ranger;

(v) effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Ranger or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(vii) make any capital expenditure except for (A) expenditures required by existing Contracts, (B) expenditures in the amount set forth in Ranger’s capital expenditure plan included in Section 5.01(b)(vii) of the Ranger Disclosure Letter or (C) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);

(viii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for (A) the purchase of assets from suppliers or vendors in the ordinary course of business and (B) transactions with a value less than $1,000,000 in any single instance or $5,000,000 in the aggregate;

(ix) except in the ordinary course of business, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements, (2) agreements or arrangements or borrowings incurred under Ranger’s existing credit facilities and (3) short-term indebtedness incurred in the ordinary course of business; (B) make any loans or advances to any other Person other than intercompany transactions or arrangements or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements;

(x) enter into any Contract that would materially restrict, after the Effective Time, Trooper and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xi) except in the ordinary course of business, sell, transfer, assign, mortgage, encumber or otherwise dispose of any assets with a fair market value in excess of $250,000 in the aggregate;

(xii) commence, pay, discharge, settle, compromise or satisfy any pending or threatened litigation, arbitration, proceedings or claims other than any monetary settlement entered in the ordinary course of business consistent with past practice in an amount less than $2,500,000 in any single instance or $5,000,000 in the aggregate;

(xiii) change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xiv) (A) change or revoke any material Tax election with respect to Ranger or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to Ranger or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) affecting any material Tax liability or refund of material Taxes with respect to Ranger or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to Ranger or any of its Subsidiaries or (E) settle or compromise any material Tax liability or refund of material Taxes with respect to Ranger or any of its Subsidiaries;

(xv) other than in the ordinary course of business, waive, release, or assign any rights or claims under, or renew, modify or terminate, any Ranger Material Contract (other than intercompany transactions, agreements or arrangements), in any material respect in a manner which taken as a whole is adverse to Ranger or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby past the Termination Date (or any extension thereof);

(xvi) cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of Ranger and its Subsidiaries, to the extent available on commercially reasonable terms; or

(xvii) agree or commit to take any of the actions described in clauses (i) through (xvi) of this Section 5.01(b).

5.02 Covenants of Trooper.

(a) Except (i) as set forth in Section 5.02(a) of the Trooper Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement or (iv) with the prior written consent of Ranger (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, Trooper and its Subsidiaries shall conduct the business and operations of Trooper and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice. Trooper shall promptly notify Ranger (1) of any change, occurrence, effect, condition, fact, event or circumstance known to Trooper that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Trooper Material Adverse Effect and (2) upon having knowledge of any matter reasonably likely to constitute a failure by Trooper of the conditions contained in Section 7.03(a) or Section 7.03(b).

(b) Except as contemplated hereby or as set forth on Section 5.02(b) of the Trooper Disclosure Letter or as required by applicable Law, during the Pre-Closing Period, Trooper shall not and shall not permit any of its Subsidiaries, without the prior written consent of Ranger (which consent shall not be unreasonably delayed, withheld or conditioned) to:

(i) (1) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (2) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Trooper Options, Trooper RSUs or Trooper ESPP Purchase Rights with respect thereto except, in each case:

(A) for the declaration and payment of dividends by a direct or indirect wholly-owned subsidiary of Trooper solely to its parent,

(B) in connection with intercompany purchases of capital stock or share capital or

(C) for the purpose of fulfilling its obligations under the Trooper ESPP, to the extent consistent with past practice;

(ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (1) any shares of beneficial interests, capital stock or other ownership interest in Trooper or any of its Subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities or (4) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan except, in each case: (A) for issuances of Trooper Shares in respect of (i) any exercise of Trooper Options outstanding on the date hereof or (ii) the exercise of any Trooper ESPP Purchase Rights under the terms of the Trooper ESPP as in effect on the date hereof, (B) for the issuance of Trooper Shares pursuant to the vesting of or delivery of shares under Trooper RSUs, in accordance with their terms as of the date hereof, (C) for transactions solely between or among Trooper and its wholly-owned Subsidiaries or (D) as otherwise expressly provided by the terms of this Agreement;

(iii) except as required by a Trooper Plan, or as otherwise required by applicable Law or consistent with this Agreement, (A) increase the compensation or other benefits payable or provided to any of Trooper’s or any of its Subsidiaries’ officers, directors, independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees; (B) enter into, materially amend or terminate any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of Trooper or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty); (C) establish, adopt, enter into, materially amend or terminate any Trooper Plan for the benefit of any current or former officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (1) agreements entered into with any newly hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty) or (D) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case;

(iv) amend, or propose to amend, or permit the adoption of any material amendment to the Organizational Documents of Trooper;

(v) effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Trooper or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(vii) make any capital expenditure except for (A) expenditures required by existing Contracts, (B) expenditures in the amount set forth in Trooper’s capital expenditure plan included in Section 5.02(b)(vii) of the Trooper Disclosure Letter or (C) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);

(viii) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for (A) the purchase of assets from suppliers or vendors in the ordinary course of business and (B) transactions with a value less than $1,000,000 in any single instance or $5,000,000 in the aggregate;

(ix) except in the ordinary course of business, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements, (2) agreements or arrangements or borrowings incurred under Trooper’s existing credit facilities and (3) short-term indebtedness incurred in the ordinary course of business; (B) make any loans or advances to any other Person other than intercompany transactions or arrangements or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements;

(x) enter into any Contract that would materially restrict, after the Effective Time, Trooper and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xi) except in the ordinary course of business, sell, transfer, assign, mortgage, encumber or otherwise dispose of any assets with a fair market value in excess of $250,000 in the aggregate;

(xii) commence, pay, discharge, settle, compromise or satisfy any pending or threatened litigation, arbitration, proceedings or claims other than any monetary settlement entered in the ordinary course of business consistent with past practice in an amount less than $2,500,000 in any single instance or $5,000,000 in the aggregate;

(xiii) change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xiv) (A) change or revoke any material Tax election with respect to Trooper or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to Trooper or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) affecting any material Tax liability or refund of material Taxes with respect to Trooper or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to Trooper or any of its Subsidiaries or (E) settle or compromise any material Tax liability or refund of material Taxes with respect to Trooper or any of its Subsidiaries;

(xv) other than in the ordinary course of business, waive, release or assign any rights or claims under, or renew, modify or terminate, any Trooper Material Contract (other than intercompany transactions, agreements or arrangements), in any material respect in a manner which taken as a whole is adverse to Trooper or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby past the Termination Date (or any extension thereof);

(xvi) cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of Trooper and its Subsidiaries, to the extent available on commercially reasonable terms; or

(xvii) agree or commit to take any of the actions described in clauses (i) through (xvi) of this Section 5.02(b).

ARTICLE 6

ADDITIONAL COVENANTS OF THE PARTIES

6.01 Investigation.

(a) Each of Ranger and Trooper shall afford to the other party and to the Representatives of such other party reasonable access during normal business hours, during the Pre-Closing Period, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other documents filed or received by it pursuant to the requirements of applicable Law and with such additional financing, operating and other data and information regarding Ranger and its Subsidiaries, as Trooper may reasonably request in connection with activities related to the completion of the transactions contemplated by this Agreement (collectively, the “Activities”), or regarding Trooper and its Subsidiaries, as Ranger may reasonably request in connection with the Activities, as the case may be. Notwithstanding the foregoing, neither Ranger nor Trooper nor their respective Subsidiaries shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party (provided that Trooper or Ranger, as the case may be, has used commercially reasonable efforts to find an alternative way to provide the access or information contemplated by this Section 6.01), would cause a risk of a loss of privilege to such party or any of its Subsidiaries, would constitute a violation of any applicable Law or would otherwise disclose competitively sensitive material.

(b) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

6.02 Registration Statement and Proxy Statement for Shareholder Approval. As soon as practicable, and in any event within forty (40) Business Days following the execution of this Agreement, (A) Trooper and Ranger shall jointly prepare a joint proxy statement (the “Joint Proxy Statement”) in preliminary form, which shall contain each of the Trooper Recommendation and Ranger Recommendation (unless, in either case, a Trooper Adverse Recommendation Change or a Ranger Adverse Recommendation Change, as applicable, has occurred), and (B) Trooper shall prepare and file with the SEC (i) a registration statement on Form S-4, in which the Joint Proxy Statement shall be included and (ii) a prospectus relating to the Trooper Shares to be offered and sold pursuant to this Agreement and the Merger (such registration statement together with the amendments and supplements thereto, the “Registration Statement”). Trooper shall use its reasonable best efforts, and Ranger shall reasonably cooperate with Trooper in such efforts, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the transactions contemplated by this Agreement, including the Merger. Each of Trooper and Ranger shall use its respective commercially reasonable efforts to mail the Joint Proxy Statement to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Trooper shall also use commercially reasonable efforts to take any action required to be taken under any applicable state securities Laws and other applicable Laws in connection with the issuance of Trooper Shares pursuant to this Agreement, and each party shall furnish all information concerning Ranger, Trooper and the holders of capital stock of Ranger and Trooper, as applicable, as may be reasonably requested by another party in connection with any such action and the preparation, filing and distribution of the Joint Proxy Statement. No filing of, or amendment or supplement to, or material correspondence to the SEC or its staff with respect to the Registration Statement shall be made by Trooper, or with respect to the Joint Proxy Statement shall be made by Ranger, Trooper or any of their respective Subsidiaries, without providing the other party a reasonable opportunity to review and comment thereon. Trooper shall advise Ranger, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Trooper Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Trooper and Ranger shall advise the other, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Ranger or Trooper, or any of their respective affiliates, officers or directors, is discovered by Ranger or Trooper which should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to either Trooper Shareholders or Ranger Shareholders, as applicable.

6.03 Shareholders’ Meetings.

(a) Ranger shall take all action necessary in accordance with applicable Law and Ranger Organizational Documents to duly give notice of, convene and hold a meeting of Ranger Shareholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to approve the adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Ranger Shareholders’ Meeting”). Subject to Section 6.04(b) and 6.04(c), Ranger will, through its directors, recommend that Ranger Shareholders adopt this Agreement and will use commercially reasonable efforts to solicit from Ranger Shareholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of Ranger Shareholders required by the rules of the NASDAQ or applicable Law to obtain such approvals.

(b) Trooper shall take all action necessary in accordance with applicable Law and Trooper Organizational Documents to duly give notice of, convene and hold a meeting of the Trooper Shareholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to obtain the Trooper Shareholder Approval (the “Trooper Shareholders’ Meeting”). Subject to Section 6.04(e) and 6.04(f), Trooper will, through the Trooper Board, recommend that the Trooper Shareholders approve the proposals to approve this Agreement and to issue shares in accordance with its provisions and will use commercially reasonable efforts to solicit from the Trooper Shareholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the Trooper Shareholders required by the rules of the NASDAQ or applicable Law to obtain such approvals.

(c) Ranger and Trooper shall use their commercially reasonable efforts to hold the Ranger Shareholders’ Meeting and the Trooper Shareholders’ Meeting on the same date and as soon as practicable after the date of this Agreement.

6.04 Non-Solicitation.

(a) Ranger agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and Ranger shall, and shall cause its Subsidiaries to, instruct its and their respective Representatives not to directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to Ranger; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Ranger or any of its Subsidiaries or afford access to the properties, books or records of Ranger or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to Ranger or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to an Acquisition Proposal with respect to Ranger (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04). Ranger shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Trooper and its Affiliates) conducted heretofore by Ranger or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, Ranger will immediately discontinue access by any Person (other than Trooper and its Affiliates) to any data room (virtual or otherwise) established by Ranger or its Representatives for such purpose. Within ten (10) Business Days from the date hereof, Ranger shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with Ranger or any Subsidiary thereof since October 1, 2012, relating to an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, prior to obtaining Ranger Shareholder Approval, Ranger and the Ranger Board may take any actions described in clause (ii) of this Section 6.04(a) with respect to a third party if (x) Ranger receives a written Acquisition Proposal with respect to Ranger from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.04) and (y) such proposal constitutes, or the Ranger Board determines in good faith that such proposal is reasonably be expected to lead to, a Superior Proposal with respect to Ranger; provided, that Ranger may deliver non-public information to such third party only pursuant to a confidentiality agreement containing terms no less favorable to Ranger with respect to confidentiality than the terms of the Confidentiality Agreement (including with any standstill agreement or similar provisions) (an “Acceptable Confidentiality Agreement”) and sends a copy of such Agreement to Trooper promptly following its execution. Nothing contained in this Section 6.04 shall prohibit Ranger or the Ranger Board from taking and disclosing to Ranger Shareholders a position with respect to an Acquisition Proposal with respect to Ranger pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if the Ranger Board has reasonably determined in good faith that the failure to do so would be reasonably likely to be a breach of its fiduciary duties to the Ranger Shareholders; provided, that this sentence shall not permit the Ranger Board to make a Ranger Adverse Recommendation Change, except to the extent permitted by Section 6.04(b) or Section 6.04(c).

(b) Neither the Ranger Board nor any committee thereof shall directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to Trooper, Holdco or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Trooper, Holdco or Merger Sub), the approval, recommendation or declaration of advisability by the Ranger Board or any such committee of the transactions contemplated by this Agreement; (ii) propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to Ranger or (iii) fail to reaffirm or re-publish the Ranger Recommendation within five (5) Business Days of being requested by Trooper to do so (any action described in this sentence being referred to as a “Ranger Adverse Recommendation Change”). For the avoidance of doubt, a change of Ranger Recommendation to “neutral” is a Ranger Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining Ranger Shareholder Approval, and subject to Ranger’s compliance at all times with the provisions of this Section 6.04 and Section 6.03, in response to a Superior Proposal with respect to Ranger that has not been withdrawn and did not result from a breach of Section 6.04(a), the Ranger Board may make a Ranger Adverse Recommendation Change; provided, however, that unless the Ranger Shareholders’ Meeting is scheduled to occur within the next ten (10) Business Days, Ranger shall not be entitled to exercise its right to make a Ranger Adverse Recommendation Change in response to a Superior Proposal with respect to Ranger (x) until five (5) Business Days after Ranger provides written notice to Trooper advising Trooper that the Ranger Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal; (y) if during such five (5) Business Day period, Trooper irrevocably proposes any alternative transaction (including any modifications to the terms of this Agreement), unless Ranger Board determines in good faith, after good faith negotiations between Ranger and Trooper (if such negotiations are requested by Trooper) during such five (5) Business Day period (after and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal is not at least as favorable to Ranger and its shareholders as the Superior Proposal and (z) unless the Ranger Board determines that the failure to make a Ranger Adverse Recommendation Change would be a breach of its fiduciary obligations.

(c) Notwithstanding the first sentence of Section 6.04(b), at any time prior to obtaining Ranger Shareholder Approval, in connection with any Intervening Event, the Ranger Board may make a Ranger Adverse Recommendation Change, after the Ranger Board

(i) determines in good faith that the failure to make such Ranger Adverse Recommendation Change would be a breach of its fiduciary duties to the shareholders of Ranger, (ii) determines in good faith that the reasons for making such Ranger Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to Ranger and (iii) provides written notice to Trooper (a “Ranger Notice of Change”) advising Trooper that the Ranger Board is contemplating making a Ranger Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that, unless the Ranger Shareholders’ Meeting is scheduled to occur within the next five (5) Business Days, (x) the Ranger Board may not make such a Ranger Adverse Recommendation Change until the fifth Business Day after receipt by Trooper of a Ranger Notice of Change and (y) during such five (5) Business Day period, at the request of Trooper, Ranger shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Ranger Board not to make such Ranger Adverse Recommendation Change, consistent with its fiduciary duties.

(d) Trooper agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and Trooper shall, and shall instruct its Subsidiaries to, instruct its and their respective Representatives not to directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to Trooper; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Trooper or any of its Subsidiaries or afford access to the properties, books or records of Trooper or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to Trooper or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement with respect to an Acquisition Proposal with respect to Trooper (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04). Trooper shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Ranger and its Affiliates) conducted heretofore by Trooper or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, Trooper shall immediately discontinue access by any Person (other than Ranger and its Affiliates) to any data room (virtual or otherwise) established by Trooper or its Representatives for such purpose. Within ten (10) Business Days from the date hereof, Trooper shall request the return or destruction of all confidential, non-public information provided to third parties that have entered into confidentiality agreements with Trooper or any Subsidiary thereof since October 1, 2012, relating to an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Trooper Shareholder Approval, Trooper and the Trooper Board may take any actions described in clause (ii) of this Section 6.04(d) with respect to a third party if (x) Trooper receives a written Acquisition Proposal with respect to Trooper from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.04) and (y) such proposal constitutes, or the Trooper Board determines in good faith that such proposal is reasonably be expected to lead to, a

Superior Proposal with respect to Trooper; provided, that Trooper may deliver non-public information to such third party only pursuant to an Acceptable Confidentiality Agreement (but in relation to Trooper rather than Ranger). Nothing contained in this Section 6.04 shall prohibit Trooper or the Trooper Board from taking and disclosing to the Trooper Shareholders a position with respect to an Acquisition Proposal with respect to Trooper pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if the Trooper Board has reasonably determined in good faith that the failure to do so would be reasonably likely to be a breach of its fiduciary duties; provided, that this sentence shall not permit the Trooper Board to make a Trooper Adverse Recommendation Change, except to the extent permitted by Section 6.04(e) or Section 6.04(f).

(e) Neither the Trooper Board nor any committee thereof shall directly or indirectly (1) withhold, withdraw (or amend, qualify or modify in a manner adverse to Ranger) or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Ranger), the approval, recommendation or declaration of advisability by the Trooper Board or any such committee of the transactions contemplated by this Agreement including the issuance of Trooper Shares in the Merger; (ii) propose publicly to recommend, adopt or approve any Acquisition Proposal with respect to Trooper or (iii) fail to reaffirm or re-publish the Trooper Recommendation within five (5) Business Days of being requested by Ranger to do so (any action described in this sentence being referred to as a “Trooper Adverse Recommendation Change”). For the avoidance of doubt, a change of Trooper Recommendation to “neutral” is a Trooper Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining the Trooper Shareholder Approval, and subject to Trooper’s compliance at all times with the provisions of this Section 6.04 and Section 6.03, in response to a Superior Proposal with respect to Trooper that has not been withdrawn and did not result from a breach of Section 6.04(d), the Trooper Board may make a Trooper Adverse Recommendation Change; provided, however, that unless the Trooper Shareholders’ Meeting is scheduled to occur with the next ten (10) Business Days, Trooper shall not be entitled to exercise its right to make a Trooper Adverse Recommendation Change in response to a Superior Proposal with respect to Trooper (x) until five (5) Business Days after Trooper provides written notice to Ranger advising Ranger that the Trooper Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal; (y) if during such five (5) Business Day period, Ranger irrevocably proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Trooper Board determines in good faith, after good faith negotiations between Trooper and Ranger (if such negotiations are requested by Ranger) during such five (5) Business Day period (after and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal is not at least as favorable to Trooper and its shareholders as the Superior Proposal and (z) unless the Trooper Board determines that the failure to make a Trooper Adverse Recommendation Change would be a breach of its fiduciary obligations.

(f) Notwithstanding the first sentence of Section 6.04(e), at any time prior to obtaining the Trooper Shareholder Approval, in connection with any Intervening Event, the Trooper Board may make a Trooper Adverse Recommendation Change after the Trooper Board

(i) determines in good faith that the failure to make such Trooper Adverse Recommendation Change would be a breach of its fiduciary duties, (ii) determines in good faith that the reasons for making such Trooper Adverse Recommendation Change are independent and unrelated to any pending Acquisition Proposal with respect to Ranger and (iii) provides written notice to Ranger (a “Trooper Notice of Change”) advising Ranger that the Trooper Board is contemplating making a Trooper Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that, unless the Trooper Shareholders’ Meeting is scheduled to occur within the next five (5) Business Days, (x) the Trooper Board may not make such a Trooper Adverse Recommendation Change until the fifth Business Day after receipt by Ranger of the Trooper Notice of Change and (y) during such five (5) Business Day period, at the request of Ranger, Trooper shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Trooper Board not to make such Trooper Adverse Recommendation Change, consistent with its fiduciary duties.

(g) The parties agree that in addition to the obligations of Ranger and Trooper set forth in paragraphs (a) through (f) of this Section 6.04, as promptly as practicable after receipt thereof, Ranger or Trooper, as applicable, shall advise Trooper or Ranger, respectively, in writing of any request for information or any Acquisition Proposal with respect to such party received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to such party, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Ranger or Trooper, as applicable, shall promptly provide to Trooper or Ranger, respectively, copies of any written materials received by Ranger or Trooper, as applicable, in connection with any of the foregoing and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of Ranger and Trooper agrees that it shall simultaneously provide to the other any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the other. Ranger and Trooper shall keep Trooper and Ranger, respectively, fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of Ranger and Trooper agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted under applicable Law, any such standstill or similar agreement to which it is a party.

6.05 Regulatory Approvals; Additional Agreements.

(a) Within twenty (20) Business Days of the date of this Agreement, Ranger and Trooper each shall file with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice Notification and Report Forms relating to the transactions contemplated by this Agreement. Within twenty (20) Business Days of the date of this Agreement, Ranger and Trooper each shall use commercially reasonable efforts to file all other documents required to be filed with any Governmental Body pursuant to the merger notification or control Laws of applicable foreign jurisdictions with respect to the transactions contemplated by this Agreement.

(b) Trooper and Ranger each shall promptly (i) supply the other with any information required in order to effectuate the filings described in this Section 6.05, (ii) supply additional information reasonably required by a Governmental Body and, (iii) subject to applicable legal limitations and the instructions of any Governmental Body, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of communications received from any Governmental Body. Neither Trooper nor Ranger shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Body in connection with such filings without using commercially reasonable efforts to give (to the extent feasible and appropriate) the other prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, a reasonable opportunity to attend or participate. The parties shall reasonably consult and cooperate with one another and permit the other party or its counsel to review in advance any proposed written communication by such party to any Governmental Body in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to antitrust or merger control Laws in connection with the transactions contemplated by this Agreement.

(c) Each of Ranger and Trooper shall (i) give the other party prompt notice of the commencement or written threat of commencement of any legal proceeding by or before any Governmental Body with respect to the transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such legal proceeding or threat and (iii) reasonably cooperate with each other and use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) Subject to the conditions and upon the terms of this Agreement, each of Trooper and Ranger shall use commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party to this Agreement shall use commercially reasonable efforts (i) to cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) to give all notices required to be made and given by such party in connection with the transactions contemplated by this Agreement and (iii) to obtain each approval, consent, ratification, permission and waiver of authorization required to be obtained from a Governmental Body or a party to any material Contract; provided, that, notwithstanding anything to the contrary contained in this Agreement, in no event shall (A) Ranger or Trooper or any of their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any material Contracts or (B) the receipt of any such approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any material Contracts be a condition to any party’s obligations hereunder.

(e) Notwithstanding anything to the contrary contained in this Agreement, (i) neither Trooper nor Ranger, by itself or on behalf of any of its Subsidiaries or Affiliates, shall, without the prior written consent of the other, divest or agree to divest any rights to the extent such divestiture, individually or together with other divestitures, involves assets that generated U.S. revenue in excess of $15 million during the twelve (12) months ended September 30, 2014 (a “Restraint”), and (ii) Trooper and Ranger, on behalf of themselves or on behalf of any of their Subsidiaries or Affiliates, agree to divest or commit to divest rights to the extent such divestiture, individually or together with other divestitures, relates to assets that generated U.S. revenue less than $15 million during the twelve (12) months ended September 30, 2014; provided, however, Ranger shall control the terms of, and assets included in, any such divestiture; provided, further, that Ranger shall use commercially reasonable efforts to contest any divestiture proposed by a Governmental Body.

6.06 Termination of Ranger ESPP. Prior to the Effective Time, Ranger shall take all actions necessary or desirable to (a) provide that no offering period shall commence under the Ranger ESPP following the date hereof, (b) provide that the offering period in effect on the date hereof under the Ranger ESPP shall terminate on December 31, 2014, and (c) terminate the Ranger ESPP as of immediately prior to the Effective Time. Any Ranger Shares acquired after the date hereof under the Ranger ESPP shall be treated as outstanding Ranger Shares for purposes of Section 2.08(a)(ii).

6.07 Employee and Labor Matters.

(a) With respect to the compensation and benefits to be provided after the Effective Time in respect of individuals who are employees of Ranger or its Subsidiaries as of the Effective Time (the “Ranger Employees”) and to individuals who are employees of Trooper or its Subsidiaries as of the Effective Time (the “Trooper Employees” and, together with Ranger Employees, the “Employees”) who are not represented by a union or labor organization with respect to the terms and conditions of their employment nor employed pursuant to the terms of a collective bargaining agreement, Ranger and Trooper have agreed that, consistent with the current practices of Ranger and Trooper, the Surviving Corporation and Trooper shall seek, after the Effective Time, to attract and retain superior quality executive, managerial, technical and administrative personnel in every market in which they conduct activities and will generally implement compensation and benefit plans and policies necessary or appropriate to achieve this objective. It is the specific intention that, in each of the markets in which they operate, the compensation and benefit programs of the Surviving Corporation and Trooper (i) will be competitive with those provided generally in their industry, both with respect to the type and variety of programs as well as the level of benefits afforded, and (ii) will treat similarly-situated Ranger Employees and Trooper Employees on a substantially comparable basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities.

(b) For all purposes under the employee benefit plans of Trooper and its Subsidiaries providing benefits to any Employees after the Effective Time (the “New Plans”), each Ranger Employee shall be credited with his or her years of service with Ranger and its Subsidiaries before the Effective Time for purposes of vesting, benefits eligibility and level of benefits, and each Trooper Employee shall be credited with his or her years of service with Trooper and its Subsidiaries before the Effective Time for such purposes, to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar Ranger Plan or Trooper Plan, as applicable; provided, however, that such service crediting shall not be required (i) to the extent it would result in a duplication of benefits or (ii) to the extent Ranger Employees and Trooper Employees are equally affected without regard to whether employment before the Effective Time was with Ranger and its Subsidiaries or Trooper and its Subsidiaries (for example, in the event a New Plan is adopted for Ranger Employees and Trooper Employees under which no participants receive credit for service before the effective date of the New Plan). In addition, and without limiting the generality of the foregoing provisions of this paragraph (b), Trooper shall make commercially reasonable efforts to provide that (i) each Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Ranger Plan or Trooper Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and, (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, pre-existing condition exclusions and actively-at-work requirements of such New Plan are waived for such Employee and his or her covered dependents, and any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins are taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Trooper and Ranger shall take all actions necessary or desirable to cause (i) each Trooper Option that is outstanding immediately prior to the Effective Time to become fully vested and exercisable at the Effective Time and to remain exercisable for the remainder of its term and (ii) each Trooper RSU that is outstanding immediately prior to the Effective Time to become fully vested and free of any forfeiture restrictions at the Effective Time. Trooper shall provide Ranger with drafts of, and a reasonable opportunity to comment upon, all resolutions and other documents as may be required to effectuate the provisions of this Section 6.07(c).

(d) The provisions of this Section 6.07 shall not be construed to prevent the termination of employment of any Employee or the amendment or termination of any particular Ranger Plan or Trooper Plan, to the extent permitted by its terms as in effect immediately before the Effective Time. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any Ranger Plan or Trooper Plan, and no person participating in any such plan shall have any claim or cause of action, under ERISA or otherwise, in respect of the provisions of this Agreement as it relates to any such plan or otherwise.

6.08 Indemnification of Officers and Directors.

(a) From and after the Effective Time, each of Trooper and the Surviving Corporation agrees that it shall indemnify, defend and hold harmless each present and former director, officer and employee of Ranger, each present and former director, member of the board of directors, officer and employee of any of Ranger’s Subsidiaries and any fiduciary under any Ranger Plan (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, employee or fiduciary of Ranger or a member of the board of directors, officer, employee or fiduciary of any of its Subsidiaries or a fiduciary under any Ranger Plan, whether asserted or claimed prior to, at or after the Effective Time (including with respect to any acts or omissions in connection with this Agreement and the transactions and actions contemplated by this Agreement), to the fullest extent that Ranger would have been permitted under applicable Law and the applicable Organizational Documents (and, to the extent not contrary to applicable Law or its Organizational Documents, any indemnification agreement) in effect on the date of this Agreement to indemnify such Person, and Trooper or the Surviving Corporation shall also promptly advance expenses as incurred in advance of any final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent that Ranger or its applicable Subsidiary would have been permitted under applicable Law or its Organizational Documents (and, to the extent not contrary to applicable Law or its Organizational Documents, any indemnification agreement) in effect on the date of this Agreement; provided, however, that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law or the applicable Organizational Documents (as in effect on the date hereof), to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, and provided, further, that any determination required to be made with respect to whether a director’s, officer’s, employee’s or fiduciary’s conduct complied with the standards set forth under applicable Law and the applicable Organizational Documents (or the applicable organizational documents of a Subsidiary or Ranger Plan) shall be made by independent counsel selected by the Indemnified Party. In the event of any claim, action, suit, proceeding or investigation, (i) neither Trooper nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation (and in which indemnification could be sought by Indemnified Parties hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents in writing, and (ii) the Surviving Corporation shall cooperate in the defense of such matter. The parties agree that this Section 6.08(a) does not purport to limit any rights that any Indemnified Party may have under any employment agreement, indemnification agreement, or Ranger Plan in effect on the date of this Agreement and disclosed to either party prior to the execution hereof, which provisions shall not be amended, repealed or otherwise modified in any manner that would materially adversely affect the rights thereunder of any such individual.

(b) From and after the Effective Time, Trooper shall, and shall cause the Surviving Corporation to, honor all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of Ranger or its Subsidiaries as provided in their respective Organizational Documents or in any agreement to which Ranger or any of its Subsidiaries is a party, which rights shall survive the Merger and shall continue in full force and effect to the extent permitted by Law. No such provision in any Organizational Document or other agreement of the Surviving Corporation or any Subsidiary of Ranger shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Effective Time. In addition, from and after the Effective Time, all directors, officers and employees and all fiduciaries currently indemnified under a Ranger Plan who become directors, officers, employees or fiduciaries under a Trooper Plan shall be entitled to the indemnity, advancement and exculpation rights and protections afforded to directors, officers and employees or fiduciaries under the applicable Trooper Plan. From and after the Effective Time, Trooper shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 6.08 without limit as to time.

(c) The Surviving Corporation shall, in its sole discretion, either (i) continue to maintain in effect for a period of at least six (6) years from and after the Effective Time for the Persons who, as of the date of this Agreement, are covered by Ranger’s directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) D&O Insurance with recognized insurance companies and with terms, conditions, retentions and levels of coverage at least as favorable as provided in Ranger’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Corporation (or its successor) shall purchase the best available D&O Insurance from a recognized insurance company for such six-year period with terms, conditions, retentions and with levels of coverage at least as favorable as provided in Ranger’s existing policies as of the date of this Agreement; or (ii) obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time with recognized insurance companies for the Persons who, as of the date of this Agreement, are covered by Ranger’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as Ranger’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated by this Agreement), with respect to Ranger’s D&O Insurance.

(d) If Trooper or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Trooper or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.08.

(e) The rights of the Indemnified Parties under this Section 6.08 shall be in addition to any rights such Indemnified Parties may have under the Organizational Documents of Ranger or the comparable documents of any of Ranger’s Subsidiaries, or under any applicable Contracts or Laws in effect on the date of this Agreement and, in the case of such documents and

Contracts, disclosed to Trooper prior to the execution hereof, and Trooper shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by Ranger or any of its Subsidiaries in effect on the date of this Agreement and disclosed to Trooper prior to the execution hereof.

(f) In the event that, after the Effective Time, any excise tax is payable by any Indemnified Party pursuant to Section 4985 of the Code, as such section may be amended or modified (or, for the avoidance of doubt, any successor section), Trooper shall, or shall cause the Surviving Corporation to, pay to each such individual, by no later than the time such excise tax is required to be paid by such individual or withheld by Trooper or its Subsidiary, an amount equal to the sum of the excise tax payable by such individual, plus the amount necessary to put the individual in the same after-tax position (taking into account any applicable Taxes, including taxes payable upon such payment) that such individual would have been in if such individual had not incurred such excise tax.

6.09 Public Disclosure. The initial press release relating to this Agreement shall be a joint press release, and thereafter Trooper and Ranger shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated hereby; provided, however, that no such consultation shall be required if, prior to the date of such release or public statement, a Ranger Adverse Recommendation Change or a Trooper Adverse Recommendation Change shall have occurred in compliance in all respects with the terms of Section 6.04 of this Agreement. No provision of this Agreement shall prohibit either Ranger or Trooper from issuing any press release or public statement in the event of a Ranger Adverse Recommendation Change or a Trooper Adverse Recommendation Change in compliance in all respects with the terms of Section 6.04 of this Agreement.

6.10 NASDAQ Listing of Additional Shares. Trooper shall, in accordance with the requirements of the NASDAQ, file with the NASDAQ a Listing of Additional Shares Notice covering the Trooper Shares to be issued to Ranger Shareholders pursuant to this Agreement, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing Date.

6.11 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated by this Agreement, each of Trooper and Ranger and the members of its respective board of directors, to the extent permissible under applicable Law, shall grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Law, act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

6.12 Section 16. Trooper shall, prior to the Effective Time, cause the Trooper Board to approve the issuance of Trooper Shares in connection with the Merger with respect to any employees of Ranger who, as a result of their relationship with Trooper as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the Effective Time, the Ranger Board shall approve the disposition of Ranger equity securities (including derivative securities) in connection with the Merger by those directors and officers of Ranger subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

6.13 Ticker Symbol. Trooper shall seek the approval of NASDAQ to change the ticker symbol for its shares listed on the NASDAQ Global Select Market to “WMGI” upon the Effective Time.

6.14 Articles of Association. At the Effective Time, the articles of association of Trooper shall be amended and restated so as to read in their entirety as set forth on Exhibit A, including that Trooper’s name shall be changed to “Wright Medical Group N.V.,” and, as amended, shall be the articles of association of Trooper until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

6.15 Contingent Value Rights. Trooper and Ranger shall take all necessary action so that the rights and obligations of Ranger with respect to the Contingent Value Rights are assumed by Trooper as of the Effective Time in connection with the Merger and in accordance with the Contingent Value Rights Agreement between Ranger and American Stock Transfer & Trust Company, LLC, dated as of March 1, 2013.

6.16 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Ranger, directly or indirectly, the right to control or direct Trooper’s operations or give Trooper, directly or indirectly, the right to control or direct Ranger’s operations prior to the Effective Time. Prior to the Effective Time, each of Ranger and Trooper shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE 7

CONDITIONS TO CLOSING

7.01 Conditions to All Parties’ Obligations. The obligations of Trooper and Ranger to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Trooper and Ranger of the following conditions:

(a) The approvals required by clauses (i), (iv) and (v) of the definition of Trooper Shareholder Approval shall have been attained;

(b) The Ranger Shareholder Approval shall have been attained;

(c) No provision of any applicable Law and no decree, injunction or order (preliminary or otherwise) shall be in effect that prohibits the consummation of the Merger or the other transactions contemplated hereby;

(d) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the use of the Registration Statement or the Joint Proxy Statement shall have been issued by the SEC or any securities administrator of any state or country, nor shall proceedings seeking a stop order have been initiated or, to the knowledge of Trooper or Ranger, as the case may be, be threatened by the SEC or any securities administrator of any state or country;

(e) (i) The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, and (ii) any mandatory waiting period or required consent under any other applicable competition or antitrust Law or regulation shall have expired or been obtained, except where the failure to observe such waiting period or obtain a consent referred to in this clause (ii) would not reasonably be expected to delay or prevent the consummation of the Merger or have a material adverse effect on the expected benefits of the Merger to Ranger and Trooper, taken as a whole, and

(f) There shall be no Action pending against Trooper, Holdco, Merger Sub or Ranger or any of their respective Affiliates by any Governmental Body (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of, or to have rescinded, the Merger; (ii) seeking material damages in connection with the Merger; (iii) seeking to compel Ranger, Trooper or any of their respective Subsidiaries to dispose of or hold separate any assets as a result of the Merger that would constitute a Restraint or (iv) seeking to impose any criminal sanctions or liability on Trooper, Holdco, Merger Sub or Ranger in connection with the Merger.

7.02 Conditions to Trooper’s, Holdco’s and Merger Sub’s Obligations. The obligation of Trooper to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a) (1) Each of the representations and warranties of Ranger contained in ARTICLE 3 (other than the representations and warranties contained in Section 3.02 and Section 3.03) that is (i) qualified as to or by Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect, and (2) the representations and warranties contained in Section 3.02 and Section 3.03 shall be true and correct in all respects, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (other than with respect to the representations and warranties contained in Section 3.03 de minimis in accuracies);

(b) Ranger shall have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;

(c) Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect;

(d) Ranger shall have delivered to Trooper each of the following:

(i) a certificate of Ranger executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Sections 7.02(a), (b) and (c) have been satisfied;

(ii) certified copies of the resolutions duly adopted by the Ranger Board authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, and

(iii) (A) a certified copy of the certificate of incorporation of Ranger and (B) a certificate of good standing from the Secretary of State of the State of Delaware dated within five (5) Business Days of the Closing Date.

7.03 Conditions to Ranger’s Obligations. The obligations of Ranger to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) (1) Each of the representations and warranties of Trooper, Holdco and Merger Sub contained in ARTICLE 4 (other than the representations and warranties contained in Section 4.02 and Section 4.03) that is (i) qualified as to or by Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect, and (2) the representations and warranties contained in Section 4.02 and Section 4.03 shall be true and correct in all respects, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (other than with respect to the representations and warranties contained in Section 4.03 de minimis in accuracies);

(b) Each of Trooper, Holdco and Merger Sub shall have performed in all material respects all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;

(c) Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect;

(d) Trooper shall have delivered to Ranger each of the following:

(i) a certificate of Trooper executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Sections 7.03(a), (b) and (c) have been satisfied;

(ii) certified copies of the resolutions duly adopted by each of the Trooper Board, Holdco Board and Merger Sub Board authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, and

(iii) (A) a certified copy of the Trooper Organizational Documents (including the articles of association as amended and restated pursuant to this Agreement); (B) a certified copy of the Holdco Organizational Documents; (C) a certified copy of the Merger Sub Organizational Documents and (D) certificates of good standing in their respective jurisdictions of organization, or their equivalents, dated within five (5) Business Days of the Closing Date;

(e) The Voting and Support Agreement remains in effect and has not been terminated or repudiated;

(f) All required action shall have been taken so that as of the Effective Time, the articles of association of Trooper shall be amended as set forth on Exhibit A;

(g) Trooper shall have filed with the NASDAQ the Listing of Additional Shares Notice with respect to the Trooper Shares issued or issuable pursuant to this Agreement, and such Trooper Shares shall have been approved and authorized for listing on the NASDAQ;

(h) The approvals required by clauses (ii) and (iii) of the definition of Trooper Shareholder Approval shall have been attained; and

(i) Trooper shall have increased the number of Trooper Shares available for issuance pursuant to equity-based awards under the Trooper Plans if requested by Ranger as contemplated in clause (ii) of the fifth recital.

7.04 Waiver of Conditions. All conditions to the closing of the Merger shall be deemed to have been satisfied or waived from and after the Effective Time.

ARTICLE 8

TERMINATION

8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Trooper and Ranger;

(b) by Trooper, if:

(i) at any time prior to the Effective Time, if any of Ranger’s covenants, representations or warranties contained in this Agreement shall have been breached or any of Ranger’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 7.01, 7.02 or 7.03 would not be satisfied, and such breach is (A) is incapable of being cured by Ranger or (B) shall not have been cured within forty-five (45) days of receipt by Ranger of written notice of such breach describing in reasonable detail such breach;

(ii) If the Ranger Board or any committee thereof (A) shall make a Ranger Adverse Recommendation Change, (B) shall not include the Ranger Recommendation in the Joint Proxy Statement or (C) shall publicly propose or allow Ranger to publicly propose to take any of the actions in clause (A) or (B) of this Section 8.01(b)(ii);

(iii) if Ranger materially breaches Section 6.04 or

(iv) at any time prior to obtaining Trooper Shareholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, in each case if Trooper has complied with its obligations under Section 6.04 and, in connection with the termination of this Agreement, Trooper pays to Ranger in immediately available funds the Termination Fee required to be paid by Section 8.03(b);

(c) by Ranger, if:

(i) at any time prior to the Effective Time, any of Trooper’s, Holdco’s or Merger Sub’s covenants, representations or warranties contained in this Agreement shall have been breached or any of Trooper’s, Holdco’s and Merger Sub’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 7.01, 7.02 or 7.03 of this Agreement would not be satisfied, and such breach (A) is incapable of being cured by Trooper, Holdco or Merger Sub, as the case may be, or (B) shall not have been cured within forty-five (45) days of receipt by Trooper of written notice of such breach describing in reasonable detail such breach;

(ii) if the Trooper Board or any committee thereof (A) shall make a Trooper Adverse Recommendation Change, (B) shall not include the Trooper Recommendation in the Joint Proxy Statement or (C) shall publicly propose to or allow Trooper to publicly propose to take any of the actions in clause (A) or (B) of this Section 8.01(c)(ii);

(iii) if Trooper materially breaches Section 6.04 or

(iv) at any time prior to obtaining Ranger Shareholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal, in each case if Ranger has complied with its obligations under Section 6.04 and, in connection with the termination of this Agreement, Ranger pays to Trooper in immediately available funds the Termination Fee and Expenses required to be paid by Section 8.03(b);

(d) by either Trooper or Ranger if

(i) the transactions contemplated by this Agreement shall violate any order, decree or ruling of any court or Governmental Body that shall have become final and non-appealable or there shall be a Law that makes the transactions contemplated hereby illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 8.01(d)(i) shall not be available to any party whose failure to comply with Section 6.04, Section 6.03 or any other provision of this Agreement has been a proximate cause of, or resulted in, such action;

(ii) the Merger contemplated hereby has not been consummated by 5:00 p.m., New York time on September 30, 2015 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d)(ii) shall not be available to Trooper or Ranger if such Person is then in material breach or material violation of any covenant contained in this Agreement; provided, if (1) the waiting period under the HSR Act has not terminated or expired on or before the Termination Date, then either Trooper or Ranger may extend the Termination Date by written notice to the other party up to a date not beyond December 31, 2015; provided, further, that the right to terminate this Agreement under this Section 8.01(d)(ii) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party;

(iii) the required approval of Ranger Shareholders contemplated hereby at the Ranger Shareholders’ Meeting shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.01(d)(iii) shall not be available to Ranger where the failure to obtain the required approval of Ranger Shareholders shall have been caused by the action or failure to act of Ranger and such action or failure to act constitutes a material breach by Ranger of this Agreement or

(iv) the required approval of the Trooper Shareholders contemplated hereby at the Trooper Shareholders’ Meeting shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.01(d)(iv) shall not be available to Trooper where the failure to obtain the required approval of the Trooper Shareholders shall have been caused by the actions or failure to act of Trooper and such action or failure to act constitutes a material breach by Trooper of this Agreement.

8.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01 of this Agreement, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.02, Section 8.03 and ARTICLE 9 of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability or damages for any intentional breach of any provision contained in this Agreement or fraud.

8.03 Termination Fees.

(a) In the event that (i) this Agreement is terminated by Ranger pursuant to Section 8.01(c)(ii) or Section 8.01(c)(iii) or (ii) this Agreement is terminated by Trooper pursuant to Section 8.01(c)(iv), then Trooper shall pay to Ranger (A) the Termination Fee (1) as promptly as possible (but in any event within three (3) Business Days) following such termination in the case of a termination pursuant to clause (i) above or (2) upon termination of this Agreement in the case of a termination pursuant to clause (ii) above and (B) the Expenses no later than three (3) Business Days after receipt of documentation supporting such Expenses. Ranger’s right to receive the one-time payment of the Termination Fee and the Expenses from Trooper as provided in this Section 8.03(a) shall be the sole and exclusive remedy available to Ranger against Trooper or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Ranger pursuant to Section 8.01(c)(ii) or Section 8.01(c)(iii) or by Trooper pursuant to Section 8.01(b)(iv) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Termination Fee and the Expenses, none of Trooper’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The parties hereto acknowledge and agree that in no event shall Trooper be required to pay the Termination Fee or the Expenses on more than one occasion.

(b) In the event that (i) this Agreement is terminated by Trooper pursuant to Section 8.01(b)(ii) or Section 8.01(b)(iii) or (ii) this Agreement is terminated by Ranger pursuant to Section 8.01(c)(iv), then Ranger shall pay to Trooper (A) the Termination Fee (1) as promptly as possible (but in any event within three (3) Business Days) following such termination in the case of a termination pursuant to clause (i) above or (2) upon termination of this Agreement in the case of a termination pursuant to clause (ii) above and (B) the Expenses no later than three (3) Business Days after receipt of documentation supporting such Expenses. Trooper’s right to receive the one-time payment of the Termination Fee and the Expenses from Ranger as provided in this Section 8.03(b) shall be the sole and exclusive remedy available to Trooper against Ranger or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Trooper pursuant to Section 8.01(b)(ii) or Section 8.01(b)(iii) or by Ranger pursuant to Section 8.01(c)(iv) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Termination Fee and the Expenses, none of Ranger’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The parties hereto acknowledge and agree that in no event shall Ranger be required to pay the Termination Fee or the Expenses on more than one occasion.

(c) In the event that, prior to the Ranger Shareholders’ Meeting, an Acquisition Proposal with respect to Ranger is publicly proposed or publicly disclosed and this Agreement is terminated by Trooper or Ranger pursuant to Section 8.01(b)(i) or Section 8.01(d)(iii), then Ranger shall pay to Trooper the Expenses no later than three (3) Business Days after receipt following termination of documentation supporting such Expenses. If, concurrently with or within twelve (12) months after any such termination described in the immediately preceding sentence, Ranger enters into a definitive agreement with respect to, or otherwise consummates, any Acquisition Proposal with respect to Ranger (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 8.03(c)), then Ranger shall pay to Trooper the Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the consummation of such Acquisition Proposal. Trooper’s right to receive the one-time payment of the Termination Fee (if and when due) and the Expenses from Ranger as provided in this Section 8.03(c) shall be the sole and exclusive remedy available to Trooper against Ranger or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Trooper or Ranger pursuant to Section 8.01(b)(i) or Section 8.01(d)(iii) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Termination Fee (if and when due) and the Expenses, none of Ranger’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(d) In the event that, prior to the Trooper Shareholders’ Meeting, an Acquisition Proposal with respect to Trooper is publicly proposed or publicly disclosed and this Agreement is terminated by Trooper or Ranger pursuant to Section 8.01(c)(i) or Section 8.01(d)(iv), then Trooper shall pay to Ranger the Expenses no later than three (3) Business Days after receipt following termination of documentation supporting such Expenses. If, concurrently with or within twelve (12) months after any such termination described in the immediately preceding sentence, Trooper enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal with respect to Trooper (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 8.03(d)), then Trooper shall pay to Ranger the Termination Fee as promptly as possible (but in any event within three (3) Business Days) following the consummation of such Acquisition Proposal. Ranger’s right to receive the one-time payment of the Termination Fee (if and when due) and the Expenses from Trooper as provided in this Section 8.03(d) shall be the sole and exclusive remedy available to Ranger against Trooper or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the transactions contemplated hereby in the event that this Agreement is terminated by Trooper or Ranger pursuant to Section 8.01(c)(i) or Section 8.01(d)(iv) (including if terminated or terminable pursuant to one or more of such provisions), and, upon such payment of the Termination Fee (if and when due) and the Expenses, none of Ranger’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(e) As used in this Agreement, “Termination Fee” shall mean $46 million. As used in this Agreement, “Expenses” shall mean reasonable, documented out-of-pocket fees and expenses incurred or paid by or on behalf of the party receiving payment thereof and its Affiliates in connection with the transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to such party and its Affiliates; provided, that the aggregate amount of Expenses payable shall not exceed $5,000,000.

(f) The parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Ranger nor Trooper would enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.03 (such party, the “Defaulting Party”), and, in order to obtain such payment, the other party (the “Non-Defaulting Party”) commences a suit which results in a judgment against the Defaulting Party for the payment set forth in this Section 8.03, the Defaulting Party shall pay to the Non-Defaulting Party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Termination Fee and the Expenses to be reimbursed to the Non-Defaulting Party under this Section 8.03 from the date payment was required to be made until the date of such payment at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made. If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 8.03, it shall not be a defense to either party’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

ARTICLE 9

MISCELLANEOUS

9.01 Expenses. Except as otherwise expressly provided herein, Trooper, Holdco and Merger Sub, on the one hand, and Ranger, on the other hand, shall each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

9.02 Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by Ranger Shareholders or Trooper Shareholders) if, and only if, such amendment or waiver is in writing and signed by Trooper, Ranger, Holdco and Merger Sub; provided, however, that after the receipt of Ranger Shareholder Approval or Trooper Shareholder Approval, no amendment shall be made which by applicable Laws or the rules of the NASDAQ requires further approval of Ranger Shareholders or Trooper Shareholders without the further approval of such shareholders.

9.03 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.04 No Survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

9.05 Entire Agreement; Counterparts. This Agreement (and the exhibits and schedules hereto, the Ranger Disclosure Letter and the Trooper Disclosure Letter) and the Voting and Support Agreement constitute the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing Date and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.06 Applicable Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(b) The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice,

attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 9.06(b).

9.07 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.08 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

9.09 No Third Party Beneficiaries. Except for following the Effective Time, the right of the Indemnified Parties to enforce the provisions of Section 6.08 only, Trooper, Ranger, Holdco and Merger Sub agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.10 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided the notice, demand or communication shall be confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Trooper, Holdco and Merger Sub prior to the Closing Date:

Tornier, Inc.
10801 Nesbitt Avenue South
Bloomington, MN 55437 USA
Facsimile: (612) 677-3716
Attention: Kevin M. Klemz
Email: kevin.klemz@tornier.com

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Facsimile:	(212) 728-8111
Attention:	Steven J. Gartner
Adam M. Turteltaub
Email:	sgartner@willkie.com
aturteltaub@willkie.com

and

Oppenheimer Wolff & Donnelly LLP
Campbell Mithun Tower – Suite 2000
222 South Ninth Street
Minneapolis, MN 55402
Facsimile:	(612) 607-7100
Attention:	Phillip B. Martin
Amy E. Culbert
Email:	pmartin@oppenheimer.com
aculbert@oppenheimer.com

Notices to Ranger:

Wright Medical Group, Inc.
1023 Cherry Road
Memphis, TN 38117
Facsimile: (901) 867-4423
Attention: Chief Financial Officer and General Counsel

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
800 Boylston Street
Boston, MA 02199
Facsimile:	(617) 951-7050
Attention:	Marko Zatylny
Paul Kinsella
Email:	Marko.Zatylny@ropesgray.com
Paul.Kinsella@ropesgray.com

9.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

9.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Ranger, Trooper, Holdco or Merger Sub in accordance with their specific terms or were otherwise breached by Ranger, Trooper, Holdco or Merger Sub. It is accordingly agreed that (i) Ranger and the Representative shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Trooper, Holdco or Merger Sub and to enforce specifically the terms and provisions hereof against Trooper, Holdco or Merger Sub in any court having jurisdiction, this being in addition to any other remedy to which Ranger or the Representative are entitled at law or in equity, without posting any bond or other undertaking and (ii) Trooper, Holdco and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Ranger and to enforce specifically the terms and provisions hereof against Ranger in any court having jurisdiction, this being in addition to any other remedy to which Trooper, Holdco or Merger Sub is entitled at law or in equity, without posting any bond or other undertaking. The parties acknowledge that the agreements contained in this Section 9.12 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Ranger nor Trooper would enter into this Agreement.

(Signature page follows.)

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

RANGER:

WRIGHT MEDICAL GROUP, INC.

By:	/s/ Robert J. Palmisano
	Name:	Robert J. Palmisano
	Title:	President & Chief Executive Officer

TROOPER:

TORNIER N.V.

By:	/s/ David H. Mowry
	Name:	David H. Mowry
	Title:	President and Chief Executive Officer

HOLDCO:

TROOPER HOLDINGS INC.

By:	/s/ Kevin M. Klemz
	Name:	Kevin M. Klemz
	Title:	Secretary

MERGER SUB:

TROOPER MERGER SUB INC.

By:	/s/ Kevin M. Klemz
	Name:	Kevin M. Klemz
	Title:	Secretary

Schedule 1

Shareholder Delivering Voting and Support Agreement

TMG Holdings Cooperatief U.A.

Schedule 2.07

Directors and Officers of Surviving Corporation

President – Robert J. Palmisano

Treasurer – W. Dean Morgan

Secretary – James A. Lightman

Schedule 2.16

Trooper Directors and Officers after the Effective Time

Directors

As of the Effective Time, the Trooper Board and the committees thereof shall be constituted as follows:

(i) Directors

•	Five directors nominated by the Ranger Board prior to the Effective Time, one of whom shall be Bob Palmisano.

•	Five directors nominated by the Trooper Board prior to the Effective Time, one of whom shall be David H. Mowry; provided that any nominees by rights held TMG Holdings Cooperatief U.A. or any of its affiliates pursuant to the Securityholders’ Agreement by and between Trooper and the shareholders signatory thereto, dated July 18, 2006, as amended, shall be included in the five directors nominated by the Trooper Board.

(ii) Chairman of the Board

•	The Chairman of the Trooper Board will be nominated by the Trooper Board prior to the Effective Time.

Officers

As of the Effective Time, Bob Palmisano shall be the Chief Executive Officer of Trooper and David H. Mowry shall be the Executive Vice President and Chief Operating Officer of Trooper.

Exhibit A

Articles of Association

DEED OF AMENDMENT of	—/—/—
THE ARTICLES OF ASSOCIATION	23-10-2014

tornier N.V. 1

(NEW NAME: Wright Medical Group N.V.)

(informal translation)

Today, [date],

appeared before me, Paul Hubertus Nicolaas Quist, civil-law notary in Amsterdam:

[appearing person].

The appearing person declared as follows:

•	the articles of association of the public limited company (naamloze vennootschap) Tornier N.V., having its seat in Amsterdam, its address at 1097 JB Amsterdam, Prins Berhardplein 200, registered in the trade register under number 34250781 (the “company”), were lastly amended by deed executed on the twenty-eighth of June two thousand and thirteen before P.H.N. Quist, civil-law notary in Amsterdam;

•	on proposal of the board of directors, the general meeting of the company resolved to amend the articles of association of the company partially on [date];

•	furthermore, it was decided to authorise the appearing person to effect such amendment of the articles of association;

•	that these resolutions are evidenced by a copy of the minutes of the relevant meeting to be attached to this deed.

Subsequently, the appearing person declared to amend the articles of association of the company partially, in pursuance of the referred resolutions, so:

Article 2 paragraph 1 will read as follows:

1.	The name of the company is: Wright Medical Group N.V.

Article 4 paragraph 1 will read as follows:

1.	The company’s authorized capital amounts to [nine million six hundred thousand euros (EUR 9,600,000)] and is divided into [three hundred and twenty million (320,000,000)] ordinary shares, each share with a par value of three euro cents (EUR 0.03).

Final statement

Finally the appearing person declared upon the current amendment of the articles of association taking effect, the issued and paid-up capital will amount to [currency and amount].

Final clause

This deed was executed today in Amsterdam.

The substance of this deed was stated and explained to the appearing person.

The appearing person declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it.

Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing person and myself, civil-law notary, at